Exhibit 10.60

MEZZANINE LOAN AGREEMENT

Dated as of December 21, 2006

Between

WESTMARKET ASSOCIATES 2006 MB LLC, LITTLE RIVER ASSOCIATES 2006 MB LLC, CLINTON ASSOCIATES 2006 MB LLC, NEWMARKET ASSOCIATES 2006 MB LLC, APOPKA ASSOCIATES 2006 MB LLC, and WESTGATE ASSOCIATES 2006 MB LLC,

collectively, as Borrower

And

AIG MORTGAGE CAPITAL, LLC,

as Lender

LOAN AGREEMENT

LOAN AGREEMENT dated as of December 21, 2006 (as the same may be modified, supplemented, amended or otherwise changed, this “Agreement”) between WESTMARKET ASSOCIATES 2006 MB LLC, LITTLE RIVER ASSOCIATES 2006 MB LLC, CLINTON ASSOCIATES 2006 MB LLC, NEWMARKET ASSOCIATES 2006 MB LLC, APOPKA ASSOCIATES 2006 MB LLC, and WESTGATE ASSOCIATES 2006 MB LLC, each a Delaware limited liability company (collectively, together with their permitted successors and assigns, “Borrower”), and AIG MORTGAGE CAPITAL, LLC, a Delaware limited liability company (together with its successors and assigns, “Lender”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan in the original principal amount of $8,000,000.00 (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

1.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION.

1.1 Terms and Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any Manager in which Borrower, any Principal, or any Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Properties prepared by Borrower for the applicable Fiscal Year or other period.

“Applicable Interest Rate” shall mean a rate of twelve percent (12.0%) per annum.

“Applicable Contribution” shall have the meaning set forth in Section 11.22(e) hereof.

“Approved Annual Budget” shall have the meaning set forth in Section 6.3.3 hereof.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation with respect to all or any part of any Individual Property.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Individual Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Benefited Amount” shall have the meaning set forth in Section 11.22(d) hereof.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Borrower’s Knowledge” “to Borrower’s knowledge” and similar phrases shall mean the actual knowledge attributable to those principals, employees and officers of Borrower who have given substantive attention to the Properties, or the Loan Documents, or related matters at the time of the making of such representation, warranty, covenant or statement, as applicable, upon due inquiry and investigation.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Management Account” shall mean that account referred to in Section 3.1.2 hereof and more specifically defined in the Senior Loan Agreement.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Owner, Manager and Senior Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Casualty” shall have the meaning set forth in Section 7.2 hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall mean all collateral securing or intended to secure the Debt, including the Pledged Collateral.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 7.4.2 hereof.

“Contribution” shall have the meaning set forth in Section 11.22(a) hereof.

“Control” means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity, or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. “Controlled by,” “controlling” and “under common control with” shall have the respective correlative meaning thereto.

“Covered Disclosure Information” shall have the meaning set forth in Section 10.2(b) hereof.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including any applicable Yield Maintenance Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Pledge, and the other Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under this Agreement the Note and the Senior Note for such period.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(a)	the numerator is the Net Operating Income (excluding interest on credit accounts) for such period as set forth in the financial statements required hereunder; and

(b)	the denominator is the aggregate Debt Service and the amount of principal and interest due and payable on the Note or, in the event a Defeasance Event has occurred, the Undefeased Note and the Note, for such period.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default, provided, however, that failing to pay any amount due prior to the date upon which such payment is delinquent, or refraining to perform any other obligation prior to the latest date on which such obligation must be performed, shall not be deemed to constitute a Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) the greater of (i) three percent (3%) above the Applicable Interest Rate or (ii) three percent (3%) above the Prime Rate in effect at the time of the occurrence of the related Event of Default.

“Defeasance Lockout Date” shall mean the date that is two (2) years from the “startup day” within the meaning of Section 860G(a)(9) of the Code for the REMIC Trust, in connection with a Defeasance Event, as defined in Section 2.5.1 of the Senior Loan Agreement.

“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents or marketing materials, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

“Embargoed Person” shall have the meaning set forth in Section 4.20 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Report” shall mean the reports listed on Schedule 3 hereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under any or all of Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” shall have the meaning set forth in Section 8.1 hereof.

“Exchange Act” shall have the meaning set forth in Section 10.2(a) hereof.

“Exchange Act Filing” shall mean a filing pursuant to the Exchange Act in connection with or relating to a Securitization.

“Exculpated Parties” shall have the meaning set forth in Section 10.4 hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 6.3.3 hereof.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Funding Borrower” shall have the meaning set forth in Section 11.22(c) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence having jurisdiction over Borrower, any Principal, Guarantor, Lender or the Property (as the context shall imply).

“Gross Income from Operations” shall mean, for any period, all income, computed in accordance with GAAP, derived from the ownership and operation of the Properties from whatever source during such period, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other pass-through or reimbursements paid by tenants under the Leases of any nature but excluding Rents from month-to-month tenants or tenants that are included in any Bankruptcy Action, sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds and Condemnation Proceeds (other than business interruption or other loss of income insurance), and any disbursements to the Borrower from the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Rollover Reserve Fund, or any other escrow fund established by the Loan Documents.

“Guarantor” shall mean Stephen J. Garchik and Ronald D. Strawn.

“Guaranty” shall mean that certain Guaranty, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

“Indemnified Person” shall have the meaning set forth in Section 10.2(b) hereof.

“Indemnified Liabilities” shall have the meaning set forth in Section 5.18.

“Indemnifying Person” shall mean each of Borrower and Guarantor.

“Independent Director” or “Independent Manager” shall mean a natural person who is not at the time of initial appointment, or at any time while serving as a director or manager, as applicable, and has not been at any time during the preceding five (5) years: (a) a stockholder, director (with the exception of serving as the Independent Director or Independent Manager), officer, employee, partner, member, attorney or counsel of the Principal, the Borrower or any Affiliate of either of them; (b) a customer, supplier or other person who derives any of its purchases or revenues from its activities with the Principal, the Borrower or any Affiliate of either of them; (c) a Person controlling or under common control with any such stockholder, director, officer, partner, member, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, customer, supplier or other person. A natural person provided by a nationally recognized company that provides professional independent directors/managers/members shall not be disqualified as an Independent Director or Independent Manager solely as a result of one or more of the following: (a) such person’s employment by or affiliation with a company that also provides other corporate services to Borrower, Guarantor, or affiliates of either in the ordinary course of its business, (b) such person’s appointment as Independent Manager for one or more of the Borrowers or any of their Affiliates, or (c) such person’s service as independent manager or independent member for any entity affiliated with Guarantor for one or more of the Borrowers or any of their Affiliates; provided that in no event shall any Independent Director serve as an independent director or independent member of Owner.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by a Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of each Mortgage and referred to therein as the “Property”.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Hiersche, Hayward, Drakeley & Urbach, P.C.in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 7.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 7.4.2 hereof.

“Intercreditor Agreement” that certain Intercreditor Agreement dated of even date herewith between Lender and Senior Lender respecting the Loan and the Senior Loan.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, with respect to the either the Individual Property or the Pledged Collateral, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Individual Property or the Pledged Collateral or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, such Individual Property, Pledged Collateral or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment of such Individual Property or Pledged Collateral.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Liabilities” shall have the meaning set forth in Section 10.2(b) hereof.

“Lien” shall mean, with respect to the Pledged Collateral, any lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the related to the Pledged Collateral, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge and Security Agreements (collectively, the “Pledge”) made by each Borrower in favor of Lender which covers 100% of the ownership interests in each Owner (the “Pledged Collateral”), the Mezzanine Deposit Account Agreement, the Cash Management Agreement, the Guaranty and all other documents executed and/or delivered by Borrower or Guarantor with or for the benefit of Lender in connection with the Loan.

“Loan-to-Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the outstanding principal balance of the Debt, the Loan and any other indebtedness secured by a pledge of direct or indirect interests in the Borrower and the denominator is equal to the appraised value of the Properties as determined pursuant to an appraisal obtained by Lender at Borrower’s expense.

“Lockbox Bank” shall mean United Bank or any successor or permitted assigns thereof.

“Major Lease” means any Lease covering fifteen percent (15%) or more of the rentable square feet of any Individual Property including any expansion options. Lender may, in Lender’s sole discretion, aggregate any and all Leases to affiliated entities to determine whether such Leases should be treated as a Major Lease.

“Management Agreement” shall mean the management agreement entered into by and between Borrower and the Manager, pursuant to which the Manager is to provide management and other services with respect to the Properties, or, if the context requires, the Replacement Management Agreement.

“Manager” shall mean Sandmar Properties, LLC a Delaware limited liability company, or, if the context requires, a Qualified Manager who is managing the Properties in accordance with the terms and provisions of this Agreement.

“Maturity Date” shall mean January 1, 2017, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such Maturity Date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Collection Account” shall mean the account established pursuant to the Mezzanine Deposit Account Agreement for the payment of amounts from time to time distributed to Lender pursuant to the Senior Loan Agreement

“Mezzanine Deposit Account Agreement” shall mean that certain Mezzanine Deposit Account Agreement between Borrower and Lender on even date herewith for purposes of establishing the Mezzanine Collection Account.

“Monthly Debt Service Payment Amount” shall mean (a) a payment of interest only on the outstanding principal balance of the Loan, calculated in accordance with the terms hereof, for each Payment Date through and including the Maturity Date.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean, with respect to each Individual Property, that certain first priority Mortgage (or Deed of Trust or Deed to Secure Debt) as applicable, dated the date hereof, executed and delivered by Owner as security for the Senior Loan and encumbering such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Cash Flow” shall mean, for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Cash Flow Schedule” shall have the meaning set forth in Section 6.3.1 hereof.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in Section 7.4.2 hereof.

“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of Eight Million and No/100 Dollars ($8,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“OFAC” shall have the meaning set forth in Section 5.19.1 hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of the general partner or managing member of Borrower, as applicable.

“Operating Expenses” shall mean, for any period, the total of all expenditures, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and management of the Properties that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance (which ordinary repairs and maintenance for the purposes of this definition shall be no less than an assumed expense equal to 1/12th of the product of $0.20 per square foot in the Improvements of the Properties), insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, tenant improvements and leasing commissions (which tenant improvements and leasing commissions for the purposes of this definition shall be no less than an assumed expense equal to 1/12th of the product of $0.50 per square foot in the Improvements of the Properties), operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures, and contributions to the Reserve Funds and any other reserves required under the Loan Documents.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Owner” shall mean Westmarket Associates 2006 LLC, Little River Associates 2006 LLC, Clinton Associates 2006 LLC, Newmarket Associates 2006 LLC, Apopka Associates 2006 LLC, and Westgate Associates 2006 LLC, each a Delaware limited liability company, and each having its principal place of business at 9001 Congressional Court, Potomac, Maryland 20854

“Patriot Act” shall mean the USA PATRIOT Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001.

“Payment Date” shall mean the first (1st) day of each calendar month, commencing on February 1, 2007, (which shall be the first Payment Date) during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively (a) the liens and other matters disclosed in the title insurance policy insuring the “Lien” (as that term is defined under the Senior Loan Agreement) of the Mortgage, (b) any “Liens” (as that term is defined under the Senior Loan Agreement) permitted under the Senior Loan Documents provided any such Lien is bonded or discharged within thirty (30) days after Owner first receives notice of such Lien, (c) liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Release Date” shall mean any Payment Date occurring after January 1, 2010.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clauses of the Mortgage with respect to each Individual Property.

“Pledged Certificates” (1) the certificates of membership interests in Owner (which constitute all the certificates and instruments of Pledged membership interests of Owner); (2) all additional certificates of membership interests in Owner acquired by Borrower at any time and from time to time hereafter and all of the certificates and instruments representing such membership interests, and all cash, securities, dividends, rights and other property at any time and from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of such certificates, and (3) all certificates and/or instruments representing such membership interests and other securities.

“PML” shall have the meaning specified in Section 7.1 hereof.

“Policies” shall have the meaning specified in Section 7.1 hereof.

“Prescribed Laws” shall mean, collectively, (a) the Patriot Act, (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

“Prime Rate” shall mean the prime rate reported in the Money Rates section of The Wall Street Journal. In the event that The Wall Street Journal should cease or temporarily interrupt publication, the term “Prime Rate” shall mean the daily average prime rate published in another business newspaper, or business section of a newspaper, of national standing and general circulation chosen by Lender. In the event that a prime rate is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index which is readily available and verifiable to Borrower but is beyond Lender’s control.

“Principal” shall mean the Special Purpose Entity corporation or Single Member LLC which is the (a) managing member of the Borrower in the event that the Borrower is a limited liability company (other than a Single Member LLC), or (b) a general partner of the Borrower in the event that the Borrower is a limited partnership, it being understood that as of the Closing Date Borrower is a Single Member LLC which does not have or require a Principal that is a Special Purpose Entity.

“Prohibited Person” shall mean any Person:

(a) a “blocked” person listed in the Annex, or otherwise subject to the provisions of, the Executive Order Nos. 12947, 13099 and 13224 on Terrorist Financing, effective September 24, 2001, and all modifications thereto or thereof, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Annex”);

(b) that is owned or controlled by, or acting for or on behalf of, any Person that is listed to the Annex, or is otherwise subject to the provisions of, the Annex;

(c) with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Annex;

(d) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Annex;

(e) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; or

(f) who is an Affiliate of or Affiliated with a Person listed above.

“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement owned by Owner and encumbered by the Mortgage; together with all rights pertaining to such Individual Property, and all other collateral for the Senior Loan as more particularly described in the Mortgages.

“Provided Information” shall mean any and all financial and other information provided at any time by, or at the direction of, any Indemnifying Person with respect to the Pledged Collateral, the Properties, Borrower, Owner, any Principal, Guarantor and/or Manager.

“Qualified Manager” shall mean either (a) Manager or (b) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Properties, provided, that Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that management of the Properties by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof.

“Qualified Mezzanine Lender” shall have the meaning given the term “Qualified Transferee” in the Intercreditor Agreement.

“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been approved by Lender; provided that after a Securitization the term “Rating Agencies” shall mean only those Rating Agencies that have issued ratings in connection with the Securitization.

“Rating Comfort Letter” a letter issued by each of the applicable Rating Agencies which confirms that the taking of the action referenced to therein will not result in any qualification, withdrawal or downgrading of any existing ratings of Securities created in a Securitization.

“Reimbursement Contribution” shall have the meaning set forth in Section 11.22(c) hereof.

“Release Amount” shall mean the amount opposite each Owner and its related Individual Property in the amount set forth on Schedule 2 hereto.

“Related Parties” shall have the meaning set forth in the definition of Special Purpose Entity.

“Related Party” shall have the meaning set forth in the definition of Special Purpose Entity.

“Rents” shall mean, with respect to each Individual Property, all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Owner, Borrower or of their agents or employees from any and all sources arising from or attributable to the Individual Property, and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, may require that Borrower obtain confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof; and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Reserve Funds” shall mean, any reserve accounts or other escrow fund established pursuant to Section 3.2 hereof.

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean, collectively (a) Owner, Borrower, any Principal, any Guarantor and any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, direct or indirect legal or beneficial owner of, Owner, Borrower, any Principal, any Guarantor, any Affiliated Manager or any non-member manager; provided, however, that “Restricted Party” shall not include any direct or indirect legal or beneficial owner of SPI other than Stephen J. Garchik and Ronald D. Strawn.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance or pledge of a legal or beneficial interest, whether direct or indirect.

“Securities” shall have the meaning set forth in Section 10.1 hereof.

“Securities Act” shall have the meaning set forth in Section 10.2(a) hereof.

“Securitization” shall have the meaning set forth in Section 10.1 hereof.

“Security Documents” shall mean collectively, (i) the Pledge, (ii) a notice of pledge to Owner, (iii) all UCC Financing Statements required by this Agreement to be filed with respect to the security interests in personal property created pursuant to the Security Documents and (iv) all other documents and agreements executed or delivered to Lender by Borrower in connection with any of the foregoing documents.

“Senior Lender” shall mean AIG Mortgage Capital, LLC, or any successor or assign.

“Senior Loan” shall mean the $49,600,000.00 mortgage loan made by Senior Lender to Owner in accordance with the Senior Loan Agreement.

“Senior Loan Agreement” shall mean the Loan Agreement dated as of December 21, 2006 between Senior Lender and Owner, as the same has heretofore and may hereafter be amended, restated, replaced, supplemented or otherwise modified from time to time, with the consent of Lender.

“Senior Loan Documents” shall mean the “Loan Documents” as defined in the Senior Loan Agreement.

“Senior Note” shall mean the Promissory Note dated December 21, 2006 in the original principal amount of $49,600,000.00 made by Owner payable to Senior Lender, as the same has heretofore and may hereafter be amended, restated, replaced, supplemented or otherwise modified from time to time, with the consent of Lender.

“Servicer” shall have the meaning set forth in Section 10.6 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 10.6 hereof.

“Single Member LLC” shall have the meaning set forth in clause (h) of the definition of “Special Purpose Entity.”

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company which at all times since the date of its formation and at all times from and after the date hereof:

(a) has been and shall be organized solely for the purpose of acting as a general partner or member in the Owner that owns the Properties or any Individual Property;

(b) has not engaged and will not engage in any business unrelated to acting as general partner or member in the Owner that owns the Properties or any Individual Property, as applicable;

(c) does not have and will not have any assets other than its interest in the limited liability company that owns the Properties;

(d) has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its respective Owner’s assets or in its assets, transfer or cause a transfer of membership interests or amendment of its articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;

(e) if such entity is a limited partnership, has, as its only general partners, Special Purpose Entities that are corporations, limited partnerships or limited liability companies;

(f) if such entity is a corporation, has at least two (2) Independent Directors, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless two Independent Directors shall have participated in such vote;

(g) if such entity is a limited liability company other than a Single Member LLC, has at least one member that is a Special Purpose Entity that is a corporation that has at least two Independent Directors and that owns at least one percent (1.0%) of the equity of the limited liability company;

(h) if such entity is a limited liability company that does not have at least one member that is a Special Purpose Entity (a “Single Member LLC”), such entity (i) is organized in the State of Delaware, (ii) has at least two Independent Managers and has not caused or allowed and will not cause or allow the board of managers of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the managers unless two Independent Managers shall have participated in such vote and (iii) at least one springing member that will become the non-managing member of such entity immediately upon the withdrawal or dissolution of the last remaining member;

(i) if such entity is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity will not: (A) dissolve, merge, liquidate, consolidate; (B) sell all or substantially all of its assets or the assets of the Borrower (as applicable); (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition without the consent of the Lender; or (D) without the affirmative vote of two Independent Directors and of all other directors of the corporation (that is such entity or the general partner or managing or co-managing member of such entity), file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;

(j) is and will remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, and is maintaining and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, all to the extent funds are available to from its own operations;

(k) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(l) has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns, except to the extent that it is required to file or permitted to file consolidated tax returns by law;

(m) has maintained and will maintain its own records, books, resolutions and agreements;

(n) has not (i) commingled and will not commingle its funds or assets with those of any other Person (other than another Individual Borrower) and (ii) participated and will not participate in any cash management system with any other Person except to the extent is does so with any other Individual Borrower as set forth in the Loan Documents;

(o) has held and will hold its assets in its own name, except to the extent that it has bank accounts in the name of Lender or any respective Owner as required by the terms of the Senior Loan Documents;

(p) has conducted and will conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Borrower;

(q) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP or federal tax accounting principles, consistently applied; provided, however, that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(r) except as required pursuant to the Loan Documents, has paid and will pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets to the extent the same are available from its own operations;

(s) has observed and will observe all partnership, corporate or limited liability company formalities, as applicable, except where failure to do so would not be reasonably expected to result in a material, adverse effect on such entity’s financial condition or business operations;

(t) has and will have no Indebtedness other than (i) in the case of Borrower, (A) the Loan, (B) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Properties and the routine administration of Borrower an aggregate amount not to exceed two percent (2%) of the principal balance of the Loan with respect to all entities constituting Borrower, which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (C) such other liabilities that are permitted pursuant to the Loan Documents (“Permitted Indebtedness”);

(u) has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except as permitted or required by the Loan Documents;

(v) has not and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate other than, in the case of any Principal, its direct or indirect ownership interests in Borrower;

(w) has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(x) maintains and uses and will maintain and use separate stationery, invoices and checks bearing its name. The stationery, invoices, and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(y) has not pledged and will not pledge its assets for the benefit of any other Person except to the extent that it has pledged its assets for the benefit of Lender with respect to the Loan;

(z) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Borrower;

(aa) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(bb) has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(cc) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(dd) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except (A) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party and (B) in connection with this Agreement, it being agreed that the terms of the property management agreements with Manager satisfy the standards of this Subsection (dd);

(ee) has not and will not have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, unless such an obligation is fully subordinated to the Debt and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation;

(ff) if such entity is a corporation, it shall consider the interests of its creditors in connection with all corporate actions;

(gg) does not and will not have any of its obligations guaranteed by any Affiliate except in connection with the Loan except to the extent set forth in the Loan Documents; and

(hh) has complied and will comply with all of the terms and provisions contained in its organizational documents regarding separateness.

It is understood that an inadvertent and immaterial failure to satisfy or comply with any one of the foregoing conditions shall not, in and of itself, disqualify the entity as a Single Purpose Entity so long as under the circumstances in question no Person would have a reasonable basis for asserting that such entity is not a Single Purpose Entity and such entity takes all steps reasonably required in light of such failure to so satisfy or comply with such conditions in order to correct any known misunderstanding regarding such entity’s status as a Single Purpose Entity.

“SPI” shall mean Sandmar Properties I, LLC.

“State” shall mean, with respect to an Individual Property, the State in which such Individual Property or any part thereof is located.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 of the Senior Loan Agreement.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Threshold Amount” shall have the meaning set forth in Section 5.3 hereof.

“Title Insurance Policies” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in a form acceptable to Senior Lender issued with respect to such Individual Property and insuring the lien of the Mortgage encumbering such Individual Property.

“Transfer” shall have the meaning set forth in Section 5.16 hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State in which an Individual Property is located.

“UCC Financing Statement” shall mean for each individual Borrower that UCC-1 Financing Statement creating a first priority Lien on the Pledged Collateral as more specifically described in the Pledge, encumbering such Pledged Collateral, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.

“Yield Maintenance Premium” shall mean with respect to each Prepayment, an amount equal to the greater of (A) two percent (2.00%) of the outstanding balance of the Loan on the date of such Prepayment, and (B) the present value of a series of payments each equal to the Payment Differential (as defined hereafter) and payable on each Payment Date over the remaining original term of the Note and on the Maturity Date, discounted at the Reinvestment Yield (as hereinafter defined) for the number of months remaining as of the date of such Prepayment to each such Payment Date and the Maturity Date. The term “Payment Differential” shall mean an amount equal to (i) the Interest Rate less the Reinvestment Yield, divided by (ii) twelve (12) and multiplied by (iii) the Release Amount being prepaid, provided that the Payment Differential shall in no event be less than zero. The term “Reinvestment Yield” shall mean an amount equal to the lesser of (i) the yield on the U.S. Treasury issue (primary issue) with a maturity date closest to the Maturity Date, or (ii) the yield on the U.S. Treasury issue (primary issue) with a term equal to the remaining average life of the indebtedness evidenced by the Note, with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is fourteen (14) days prior to the date of such Prepayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield. In the event that any Yield Maintenance Premium is due hereunder, Lender shall deliver to Borrower a statement setting forth the amount and determination of the Yield Maintenance Premium, and, provided that Lender shall have in good faith applied the formula described above, Borrower shall not have the right to challenge the calculation or the method of calculation set forth in any such statement in the absence of manifest error, which calculation may be made by Lender on any day during the fifteen (15) day period preceding the date of such Prepayment. Lender shall not be obligated or required to have actually reinvested the prepaid principal balance at the Reinvestment Yield or otherwise as a condition to receiving the Yield Maintenance Premium.

“Zoning Reports” means, collectively, the reports described on Schedule 4.

1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All capitalized terms used herein and not otherwise defined shall have the meaning given to such terms under the Senior Loan Documents. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. Each obligation in this Agreement requiring a Borrower to cause an Owner to take any action, refrain from taking any action, or words of similar effect, shall, without limiting the joint and several liabilities of Borrower to Lender, be deemed to apply, as to each Borrower, only to the Owner in which it owns limited liability company interests.

2.	GENERAL LOAN TERMS.

2.1 The Loan. Lender is making a loan (the “Loan”) to Borrower on the date hereof, in the amount of the Principal, which shall mature on the Maturity Date. Borrower acknowledges receipt of the Loan. Borrower shall use the proceeds of the Loan solely to make a contribution to Owner for the acquisition of the Properties, including the funding of reserves required pursuant to the Senior Loan Agreement. No amount repaid in respect of the Loan may be reborrowed.

2.2 Interest; Monthly Payments.

2.2.1 Generally. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan from the Closing Date through and including the last day of the month in which the Closing Date occurs (unless the Closing Date is the first (1st) day of the month, in which case no such interest only payment shall be due), and (b) on each Payment Date thereafter up to and including the Maturity Date, Borrower shall make interest only payments to Lender in an amount equal to the Monthly Debt Service Payment Amount. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest, and all other amounts due hereunder and under the Note and the other Loan Documents. The first interest accrual period hereunder shall commence on and include the Closing Date and ends on the last day of the month in which the Closing Date occurs. Each interest accrual period thereafter shall commence on the first (1st) day of each calendar month during the term of the Loan and shall end on and include the last day of such calendar month. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.2.2 Default Rate. After the occurrence and during the continuance of an Event of Default, the entire unpaid Debt shall bear interest at the Default Rate, and shall be payable upon demand from time to time, to the extent permitted by applicable law.

2.2.3 Taxes. Any and all payments by Borrower hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Lender’s income, and franchise taxes imposed on Lender by law or regulation of any Governmental Authority (all such non–excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Applicable Taxes”). If Borrower shall be required by law to deduct any Applicable Taxes from or in respect of any sum payable hereunder to Lender, the following shall apply: (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.2.3), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Payments pursuant to this Section 2.2.3 shall be made within ten (10) days after the date Lender makes written demand therefor.

2.2.4 Late Charge. If any Principal, interest or other sum due under any Loan Document is not paid by Borrower on the date on which it is due (other than the payment due at maturity, whether by acceleration or otherwise), subject to any applicable grace or cure period, if any, Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the maximum amount permitted by applicable law (the “Late Payment Charge”), in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Such amount shall be secured by the Loan Documents.

2.3 Loan Repayment.

2.3.1 Repayment.

(a) Borrower shall repay the entire outstanding principal balance of the Note in full on the Maturity Date, together with interest thereon to (but excluding) the date of repayment and any other amounts due and owing under the Loan Documents. Except during the continuance of an Event of Default, all proceeds of any repayment, including permitted prepayments, of the Loan shall be applied by Lender as follows in the following order of priority: First, accrued and unpaid interest at the Applicable Interest Rate; Second to the outstanding principal of the Loan; and Third, to any other amounts then due and owing under the Loan Documents, including the Yield Maintenance Premium (if such repayment or prepayment occurs prior to the Maturity Date).

(b) Any sums that would otherwise be payable to Owner or distributable to Borrower in connection with the refinancing or other payoff of the Senior Loan permitted hereunder (including any refund of reserves on deposit with Senior Lender (but not disbursements therefrom)) shall be immediately remitted by Borrower to Lender up to the amount necessary to fully repay the Loan including all interest accrued to the date of prepayment and any other sums then due and payable by Borrower to Lender.

(c) Except as otherwise specifically provided herein or in the Mezzanine Deposit Account Agreement, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business

Day. Whenever any such payment shall be stated to be due on a day that is not a Business Day, such payment shall be made on the first Business Day thereafter. All such payments shall be made irrespective of, and without any deduction, set–off or counterclaim whatsoever and are payable without relief from valuation and appraisement laws and with all costs and charges incurred in the collection or enforcement thereof, including attorneys’ fees and court costs.

(d) Interest payable under the Loan Documents shall be computed on the basis of the actual number of days elapsed over a 360-day year.

2.3.2 Permitted Prepayment.

(a) Voluntary Prepayment. Borrower acknowledges that Lender is making the Loan to it at the interest rate and upon the other terms herein set forth in reliance upon Borrower’s promise to pay the Loan over the full stated term of this Loan Agreement and that Lender may suffer loss or other detriment if Borrower were to prepay all or any portion of the Note prior to its stated Maturity Date. Except as provided in this Section 2.3.2, Borrower agrees that Borrower has no right to prepay all or any part of the Loan. Provided no Event of Default shall then exist, from and after the earlier to occur, (i) the Defeasance Lockout Date, or (ii) the Permitted Release Date, and upon not less than thirty (30) days’ prior written notice to Lender, Borrower may prepay the Loan in whole, or in part (“Prepayment”), provided such Prepayment is made concurrently with a Defeasance Event and the release of the Properties or Individual Property in accordance with the Senior Loan Documents. Such Prepayment shall include any and all accrued and unpaid interest together with any and all costs and fees due and owing to Lender at the time of said Prepayment, including payment of the Yield Maintenance Premium. Notwithstanding anything in this Agreement to the contrary, in the event that such Prepayment shall occur on or after the Payment Date that is three (3) months prior to the Maturity Date (the “Permitted Prepayment Date”) or on any Business Day thereafter, upon not less than thirty (30) days’ prior written notice to Lender, such Prepayment shall be made without payment of the Yield Maintenance Premium.

(b) Prepayment on a Payment Date. If any such prepayment is not made on a Payment Date, Borrower shall also pay to Lender interest calculated at the Applicable Interest Rate that would have accrued on such prepaid Debt through the next succeeding Payment Due Date.

(c) Acceleration. If, prior to the Maturity Date, the balance of the Debt shall become due and owing as a result of acceleration following the occurrence of an Event of Default or otherwise, Borrower shall immediately pay the Loan (including the Yield Maintenance Premium) and interest that would have accrued on the Loan through the next Payment Date.

(d) Liquidation Events.

(i) In the event of (A) any Casualty to an Individual Property or any material portion thereof, (B) any Condemnation of an Individual Property or any material portion thereof, (C) a Transfer of the Property in connection with realization of Senior Lender’s lien on an Individual Property or collateral under the Senior Loan Documents thereon following an Event of Default under the Senior Loan, including without limitation a foreclosure sale, or (D) any refinancing of an Individual Property or the Senior Loan (each, a “Liquidation Event”), Borrower shall cause the related net Liquidation Event proceeds after the payment of the Monthly Debt Service Payment Amount and other reasonable customary costs and expenses (including reasonable attorneys fees) incurred with respect to such Liquidation Event (for purposes of this Section 2.3.2 “Net Liquidation Proceeds”) to be deposited directly into the Mezzanine Collection Account (if established, and if not so established, in any other account designated by Lender). On each date on which Lender actually receives a payment of Net Liquidation Proceeds such payment shall be applied by Lender and Borrower shall be deemed to have prepaid the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Liquidation Proceeds distributed, together with (A) in the event that such Net Proceeds are received on or before a Payment Date, interest accruing on such amount calculated through and including the end of the month in which such Payment Date occurs, or (B) in the event that such Net Liquidation Proceeds are received on a date after a Payment Date, interest accruing on such amount calculated through and including the end of the month in which the next Payment Date occurs and (c) if no Event of Default then exists, to the extent such Net Liquidation Proceeds distribution is made as result of an event in clause 2.3.2(d)(i)(A) regarding a Casualty or clause 2.3.2(d)(i)(B) regarding a Condemnation, no Yield Maintenance Premium shall be due or payable by Borrower. Any amounts of Net Liquidation Proceeds in excess of the Debt shall be paid to Borrower. Any prepayment received by Lender pursuant to this Section 2.3.2(d)(i) on a date other than a Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Payment Date.

(ii) Borrower shall notify Lender of any Liquidation Event not later than one Business Day following the first date on which Borrower has knowledge of such event. Borrower shall be deemed to have knowledge of (A) a sale (other than a foreclosure sale) of the Property on the date on which a contract of sale for such sale is entered into, and a foreclosure sale, on the date notice of such foreclosure sale is given, and (B) a refinancing of the Property, on the date on which a commitment for such refinancing has been entered into. The provisions of this Section 2.3.2(d) shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Senior Loan or Transfer of any Individual Property set forth in this Loan Agreement and the other Loan Documents.

(e) Revocation of Notice. Notwithstanding any provision of this Loan Agreement to the contrary, Borrower’s notice of prepayment in accordance with subsection 2.3.2(a) above, shall be freely revocable by Borrower provided that Borrower reimburses Lender for all out-of-pocket expenses incurred by Lender in connection therewith.

2.4 Release of Collateral. Except as set forth in this Section 2.4, no repayment, prepayment or defeasance of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of the Pledge or the Security Documents.

2.4.1 Release on Payment in Full.

(a) Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance herewith, release the Liens of the Pledge and other Security Documents if not theretofore released.

(b) In connection with the release of the Pledge, Borrower shall submit to Lender, not less than five (5) days prior to the repayment date, a form of release of Lien (and related Security Documents) for the Pledged Collateral for execution by Lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement.

2.4.2 Individual Release of Pledged Collateral. If Owner has elected to defease a portion of the Senior Loan in accordance with the terms of the Senior Loan Documents and obtain the release of an Individual Property, then pursuant to the terms of this Section 2.4.2, Borrower may obtain the release of the Pledged Collateral of such Borrower, which corresponds to the Individual Property being released. Any release of the Pledged Collateral from the Lien of the Pledge thereon (and related Security Documents) and the release of Borrower’s obligations under the Loan Documents with respect to such Pledged Collateral (other than those expressly stated to survive), shall be subject to the satisfaction of each of the following conditions:

(a) A release of the Pledged Collateral shall only occur in connection with the release of the corresponding Individual Property owned by and Owner in accordance with the requirements set forth in the Senior Loan Agreement, and pursuant to a conveyance of the Individual Property to a Person other than a Borrower or any of its Affiliates;

(b) Borrower shall cause Owner to deliver any and all documentation required to be delivered to Senior Lender in connection with the release of an Individual Property.;

(c) Borrower shall pay to Lender (i) the Release Amount shown on Schedule 2 hereof, and (ii) the Yield Maintenance Premium as defined herein on the Release Date set pursuant to the terms of the Senior Loan for the release of the applicable Individual Property, and (iii) shall pay all of Lender’s reasonable out-of-pocket expenses relating to such release, and the prepayment hereunder; and

(d) Borrower shall comply with the terms of Section 2.4.1(b).

2.4.3 Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Pledge on the Pledged Collateral not theretofore released.

3.	CASH MANAGEMENT AND RESERVES.

3.1 Cash Management Arrangements.

3.1.1 Lockbox Account. Borrower shall cause Owner and Manager to deposit all Rents into the Lockbox Account and to direct all non-residential tenants to directly deposit all Rents into the Lockbox Account pursuant to the Senior Loan Agreement.

3.1.2 Transfers to Cash Management Account. Funds deposited in the Lockbox Account shall be swept by the Lockbox Bank on a daily basis into the Cash Management Account as provided in Section 2.7 of the Senior Loan Agreement. Borrower shall direct or cause Owner to direct Senior Lender that, as long as no event of default is continuing under the Senior Loan Documents, on or before the date when any such payment is due hereunder or under any of the other Loan Documents (and in no event less then monthly), and prior to any funds being distributed to Owner, Borrower and/or any Affiliate of either of the foregoing, Senior Lender shall disburse to Lender from the Cash Management Account all remaining excess funds thereunder after monthly payments pursuant to the Cash Management Agreement into the Mezzanine Collection Account for application on the Loan.

In the event that the cash management provisions of the Senior Loan Agreement are terminated, which shall only be permitted by Borrower upon Lender’s prior written consent, Borrower shall immediately enter into a cash management agreement for the benefit of Lender with provisions substantially similar to the arrangement entered into at the time of the closing of the Mortgage Loan (the “Mezzanine Cash Management Agreement”). Borrower’s failure to: (i) provide Lender with timely notice of such termination, (ii) receive Lender’s consent to such termination, or (iii) promptly enter into the Mezzanine Cash Management Agreement, shall be an immediate Event of Default hereunder (without the need for notice or any right to cure) and entitle Lender to exercise its rights hereunder in the event of such an Event of Default.

3.2 Reserves.

3.2.1 Other Reserves. If at any time during the Term, (i) Senior Lender is not requiring Owner to make the required deposits pursuant to Sections 7.1, 7.2, 7.3, 7.4 or 7.5 of the Senior Loan Agreement, or if the Senior Loan shall have been repaid in full or (ii) Lender reasonably determines that the reserve funds being maintained pursuant to the Senior Loan Agreement are insufficient, then Lender shall have the right, at its option, to require Borrower to make such required deposits to Lender, in which case such deposits shall be made by Borrower and held by Lender in a reserve fund to be established by Lender at such time as such reserves are required. Funds held in such Reserve Funds shall be disbursed by Lender substantially in accordance with the provisions of the applicable sections of the Senior Loan Agreement.

3.3 Grant of Security Interest; Application of Funds. As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all of Borrower’s right, title and interest in and to all payments to or monies held in all Reserve Funds created pursuant to this Agreement. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Lender may apply any sums in any Reserve Fund in any order and in any manner as Lender shall elect in Lender’s discretion without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of the Security Documents or exercise its other rights under the Loan Documents. Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

3.4 Cash Flow Allocation.

(a) Any Rents disbursed to Lender into the Mezzanine Collection Account from the Cash Management Account pursuant to the Senior Loan Agreement on any business day prior to any Payment Date shall be applied on each subsequent Payment Date as follows: (i) first, to pay the accrued interest due on such Payment Date (plus, if applicable, interest at the Default Rate and all other amounts, other than those described under other clauses of this Section 3.4(a), then due to Lender under the Loan Documents), (ii) second to fund reserves, if any, required under Section 3.2, and (iii) finally, and provided no Event of Default is continuing, to Borrower’s operating account.

(b) Notwithstanding anything to the contrary contained in this Section 3.4, after the occurrence of an Event of Default, Lender may apply all amounts in the Reserve Funds and other proceeds of repayment in such order and in such manner as Lender shall elect.

4.	REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Lender as of the date hereof that:

4.1 Organization; Special Purpose. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, except where failure to do so would not be reasonably expected to result in a material, adverse effect on Borrower’s financial condition or business operations. The ownership interests of Borrower are as set forth on the organizational chart attached hereto as Schedule 1 and incorporated herein for this purpose.

4.2 Proceedings; Enforceability. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s knowledge, threatened against or affecting Borrower, any Principal, Guarantor, any Individual Property, or the Collateral which actions, suits or proceedings, if determined against Borrower, any Principal, Guarantor any Individual Property, or the Collateral, would reasonably be expected to materially and adversely affect the financial condition or business operations of Borrower, Guarantor or the condition or ownership of any Individual Property or the Collateral.

4.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to materially and adversely affect Borrower or any Individual Property or the Collateral, or Borrower’s business, operations or financial condition. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, any of the Properties or the Collateral are bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower, the Properties or the Collateral is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Properties as permitted pursuant to clause (t) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents.

4.6 Title. Borrower has good and marketable title to the Pledged Collateral, free and clear of all Liens, except such Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. To the Borrower’s knowledge, the Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the applicable Individual Property (as currently used) or Borrower’s ability to repay the Loan. Each UCC Financing Statement, when properly recorded in the appropriate records, will create (a) a valid, perfected first priority lien on the Pledged Collateral, subject only to the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to such Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.

4.7 Solvency; No Bankruptcy Filing. Borrower has (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any of the Owners, Guarantors, or SPI, and neither Borrower, any of the Owners, Guarantors, or SPI has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of any of the Owners, Guarantors, or SPI are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of, any of the Owners, Guarantors, or SPI contemplating the filing of any such petition against it or such constituent Persons.

4.8 Full and Accurate Disclosure. To Borrower’s knowledge, no statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which materially and adversely affects, nor as far as Borrower can foresee, would reasonably be expected to materially and adversely affect, any Individual Property or the business operations or financial condition of Borrower.

4.9 No Plan Assets. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.

4.10 Compliance. To Borrower’s knowledge, except as set forth in the Zoning Reports, Owner and the Properties (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws, the violation of which would reasonably be expected to result in a material, adverse effect on Borrower’s financial condition or business operations. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. To Borrower’s knowledge, there has not been committed by Borrower, Owner or any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.11 Intentionally Deleted.

4.12 Federal Reserve Regulations; Investment Company Act.

(a) No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

(b) Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.13 Utilities and Public Access. Each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its respective intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right-of-way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the Title Insurance Policies. All roads necessary for the use of each Individual Property for their current respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.14 Physical Condition. Except as disclosed in the Environmental Reports or the physical condition reports, to Borrower’s knowledge each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and Borrower nor Owner has not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.15 Leases. The Properties are not subject to any Leases other than the Leases described in the rent roll delivered pursuant to that certain Certificate Regarding Leases and Financial Conditions given to Lender by each Borrower (collectively, the “Rent Rolls”). Owner is the owner and lessor of landlord’s interest in the Leases (other than tenant subleases, if any, shown on the Rent Rolls). No Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases and any subleases. Except as set forth in the tenant estoppel certificates delivered to Lender on or prior to the Closing Date, the current Leases are in full force and effect and there are no defaults thereunder by Owner or to Borrower’s knowledge, any other party thereto and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. No Rent (other than security deposits) has been paid more than one (1) month in advance of its due date. Except as set forth in the tenant estoppel certificates delivered to Lender on or prior to the Closing Date, all work to be performed by Owner under each Lease has been performed materially as required and has been accepted by the applicable tenant, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances, concessions or abatements required to be given by Owner to any tenant have already been received by such tenant and all leasing commissions and tenant improvement obligations under the Leases have been fully satisfied. There has been no prior sale, transfer or assignment, hypothecation or pledge of Owner’s interest in any Lease or of the Rents received therein which is still in effect. No tenant listed on the Rent Rolls has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.

4.16 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.subordinate to the Loan Documents.

4.17 Intentionally Deleted.

4.18 Principal Place of Business. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Each Borrower is organized under the laws of the state of Delaware.

4.19 Other Debt. There is no indebtedness with respect to the Pledged Collateral or any excess cash flow or any residual interest therein, whether secured or unsecured, other than the Lien created by the Loan Documents. There is no indebtedness with respect to the Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than the indebtedness created by the Senior Loan and any Permitted Indebtedness.

4.20 Embargoed Person. (a) none of the funds or other assets of Borrower, any Principal and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower, any Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) to Borrower’s knowledge, no Embargoed Person has any interest of any nature whatsoever in Borrower, any Principal or Guarantor, as applicable, with the result that the investment in Borrower, any Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) to Borrower’s knowledge, none of the funds of Borrower, any Principal or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.21 Intentionally Deleted.

4.22 Pledged Collateral.

(a) Borrower is the sole beneficial owner of the Pledged Collateral and no Lien exists or will exist upon the Pledged Collateral at any time (and no right or option to acquire the same exists in favor of any other Person).

(b) The Pledged Collateral is not and will not be subject to any contractual restriction upon the transfer thereof (except for any such restriction contained in the Pledge).

(c) The chief place of business of Borrower and the office where Borrower keeps its records concerning the Pledged Collateral will be located at all times at the address specified as Borrower’s address in Section 6.1.

(d) The Pledged Collateral is (i) evidenced solely by the Pledged Certificates, which are heretofore delivered by Borrower to Lender, and (ii) duly authorized and validly issued, and all current obligations with respect thereto are fully satisfied and constitute all of the authorized, issued and outstanding certificates of membership interests in Owner.

(e) The Security Documents create a valid security interest in the Pledged Collateral, securing the payment of the Debt, and upon the filing in the appropriate filing offices of the UCC Financing Statements authorized to be filed pursuant to this Agreement, such security interests will be perfected, first priority security interests, and all filing and other actions necessary to perfect such security interests will have been duly taken. Upon the exercise of its rights and remedies under the Pledge, Lender and/or its designee will succeed to all of the rights, titles and interest of Borrower in Owner without the consent of any other Person and will, without the consent of any other Person, be admitted as the sole owner in the Owner.

(f) Borrower has caused Owner to register the pledge to Lender in the certificate register of Owner, of which such records are and shall be maintained in accordance with the provisions of Article 8 of the UCC. Borrower’s membership interest in Owner is and shall be deemed to be a “Security” as such term is used in Article 8 of the UCC, and the operating agreement of Borrower specifies that the Certificates are securities governed by Article 8 of the UCC and expressly “opts in,” characterizes and designates the membership interest in Owner as a “Security” within the meaning of Article 8 of the UCC.

4.23 Senior Loan. The Senior Loan has been fully funded in the amount of Forty-Nine Million Six Hundred Thousand and 00/100 Dollars ($49,600,000.00). The outstanding principal balance of the Senior Loan, as of the Closing Date, is Fifty Million and 00/100 Dollars ($50,000,000.00). No default, breach, violation or event of default has occurred under the Senior Loan Documents which remains uncured or unwaived and no circumstances, event or condition has occurred or exists which, with the giving of notice and/or the expiration of the applicable period would constitute an Event of Default under the Senior Loan Documents. Each and every representation and warranty of Owner, made to Senior Lender contained in any one or more of the Senior Loan Documents is true, correct, complete and accurate as of the date hereof.

4.24 Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that (i) Borrower is, shall be and shall continue to be a Special Purpose Entity, and (ii) any Principal shall be a Special Purpose Entity.

(b) The representations, warranties and covenants set forth in Section 4.24(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) All of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects and any assumptions made in any subsequent non consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects. Borrower and any Principal have complied and will comply with all of the assumptions made with respect to Borrower and any Principal in the Insolvency Opinion. Borrower and any Principal will have complied and will comply with all of the assumptions made with respect to Borrower and any Principal in any Additional Insolvency Opinion. Each entity other than Borrower and any Principal with respect to which an assumption shall be made in any Additional Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.

All of the representations and warranties in this Article 4 and elsewhere in the Loan Documents (i) shall survive for so long as any portion of the Debt remains owing to Lender and (ii) shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

5.	COVENANTS.

Until the end of the Term, Borrower hereby covenants and agrees with Lender that:

5.1 Existence and Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to Owner and the Properties, including, without limitation, Prescribed Laws. There shall never be committed by Borrower and Borrower shall not permit an Owner or any other Person in occupancy of or involved with the operation or use of the Properties to commit any act or omission affording the federal government or any state or local government the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower on behalf of itself and Owner hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall, and shall cause Owner at all times maintain, preserve and protect all of its franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Properties in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgages. Borrower shall, and shall cause Owner to keep the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with reasonable diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower, Owner or any Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) Borrower is not prohibited from doing so under the provisions of any mortgage or deed of trust superior in lien to the applicable Mortgage; (iii) such proceeding shall not be prohibited under and be conducted in accordance with any applicable provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iv) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (v) Borrower shall, and shall cause Owner to promptly upon final, unappealable determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (vi) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower, Owner and any Individual Property; and (vii) Borrower shall, or shall cause Owner to furnish such security as may be required in the proceeding, or as may reasonably be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.2 Taxes. Borrower shall, or shall cause Owner to pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Owner complies with the terms and provisions of Section 7.2 of the Senior Loan Agreement. Borrower shall, or shall cause Owner to furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent. Borrower shall not shall, nor shall Borrower permit Owner to suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Properties, and shall promptly pay for all utility services provided to the Properties. After prior notice to Lender, Borrower, at its own expense, may contest or permit an Owner to contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Event of Default has occurred and remains uncured; (b) Owner is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the applicable Mortgage; (c) such proceeding shall not be prohibited by and be conducted in accordance with any applicable provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (e) Borrower shall, or shall cause Owner to promptly upon final, unappealable determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (f) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (g) Borrower shall, or shall cause Owner to furnish such security as may reasonably be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Mortgage being primed by any related Lien.

5.3 Repairs; Maintenance and Compliance; Alterations. Borrower shall obtain Lender’s prior consent to any alterations to any Improvements, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s or Owner’s financial condition, the value of the applicable Individual Property or the Net Operating Income, provided that such alterations (a) are made in connection with tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (b) do not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements and the aggregate cost thereof does not exceed Five Hundred Thousand and 00/100 Dollars ($500,000) or (c) are performed in connection with the Required Repairs, the “Capital Improvements” as defined and in accordance with Section 7.5 of the Senior Loan Agreement, or the Restoration of an Individual Property after the occurrence of a Casualty in accordance with the terms and provisions of this Agreement. If Borrower submits to Lender for its approval any alterations, together with all supporting documentation reasonably required by Lender, and Lender does not respond to Borrower with its approval, denial or request for additional information within ten (10) Business Days of Lender’s receipt thereof, such alterations shall be deemed approved by Lender provided that the submission to Lender is marked in bold lettering with the following: “LENDER’S RESPONSE IS REQUIRED WITHIN 15 BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF SECTION 5.3 OF THE LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER”. If the total unpaid amounts due and payable with respect to alterations (which alterations do not include the items set forth in clause (c) above) to the Improvements at any Individual Property (with respect to tenant improvements, other than such amounts to be paid or reimbursed by tenants under the Leases) shall at any time exceed Two Hundred Thousand and 00/100 Dollars ($200,000) (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization, or (D) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to such alterations to the Improvements on the applicable Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.

5.3.1 Notwithstanding anything to the contrary contained herein, Owner shall be permitted to demolish the structure known as the “Chicken Shack” currently located on the West Market Property more particularly depicted on Schedule 5 attached hereto in a lien free manner and in accordance with all applicable Legal Requirements. Borrower covenants that, should Owner commence such demolition, upon the completion of such demolition, and in connection thereto, Owner will improve that portion of the West Market Property to provide access and additional parking to and for the benefit of the West Market Property. In addition, Ownershall be permitted to grant landowners adjacent to the West Market Property an access and reciprocal parking easement affecting the area depicted on the attached Schedule 5 after the date hereof, provided Borrower gives, or Borrower causes Owner to give, Lender at least ten (10) days prior written notice of the same, and a copy of the proposed easement and reciprocal parking agreement, which agreement shall be subject to Lender’s reasonable prior written consent before such agreement is granted and placed of record in the applicable Florida land records.

5.4 Performance of Other Agreements. Borrower shall observe and perform and cause Owner to observe and perform in each instance in a commercially reasonable manner, each and every term to be observed or performed by it pursuant to the terms of any agreement or instrument affecting or pertaining to the Collateral or the Property, including the Loan Documents and the Senior Loan Documents.

5.5 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which would reasonably be expected to materially and adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.6 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Owner pursuant to the terms of the Senior Loan Documents or which are reasonably requested by Lender in connection therewith;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.7 Intentionally Deleted.

5.8 Title to the Pledged Collateral. Borrower will warrant and defend (a) the title to the Pledged Collateral and every part thereof, subject only to Liens permitted hereunder and (b) the validity and priority of the Liens of the Loan Documents, subject only to Liens permitted hereunder, in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any portion of the Pledged Collateral, other than as permitted hereunder, is claimed by another Person. Without Lender’s prior written consent, Borrower shall not create, incur, assume, permit or suffer to exist any Lien on all or any portion of the Pledged Collateral or any direct or indirect legal or beneficial ownership interest in Borrower, except Liens in favor of Lender.

5.9 Leases. All Major Leases and all modifications, extensions and renewals of Major Leases executed after the date hereof shall be approved by Lender, which approval shall not be unreasonably withheld. Upon request, Borrower shall furnish Lender with executed copies of all Leases. All renewals of Leases and all proposed Leases shall provide for commercially reasonable rental rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage encumbering the applicable Individual Property and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Borrower shall cause Owner (i) to observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) without the need for Lender’s consent, to enforce and or amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved except that no termination by Owner or acceptance of surrender by a tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Individual Property; provided, however, that no such termination or surrender of any Major Lease will be permitted without the consent of Lender; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, Borrower shall not cause Owner to enter into a lease of all or substantially all of any Individual Property without Lender’s prior consent. If Borrower submits to Lender for its approval a new Major Lease or a modification, extension or renewal of an existing Major Lease, together with all supporting documentation reasonably required by Lender, and Lender does not respond to Borrower with its approval, denial or request for additional information within ten (10) Business Days of Lender’s receipt of said Major Lease, such Major Lease shall be deemed approved by Lender provided that the submission to Lender is marked in bold lettering with the following: “LENDER’S RESPONSE IS REQUIRED WITHIN 10 BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF SECTION 5.9 OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER”.

5.10 Estoppel Statement. After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Applicable Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Mortgages and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(a) Borrower shall use commercially reasonable efforts to deliver to Lender upon request, tenant estoppel certificates from each commercial tenant leasing space at the Properties in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.

5.11 Property Management. Borrower shall cause the Properties to be operated, in all material respects, in accordance with the Management Agreement (or Replacement Management Agreement) as applicable. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly cause Owner to enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(a) Borrower shall or shall cause Owner to: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware that is not promptly cured by Manager; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

(b) Borrower shall not, and shall not permit Owner, without Lender’s prior consent (which consent shall not be unreasonably withheld): (i) to surrender, terminate or cancel the Management Agreement; provided, that Borrower or Owner may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) to reduce or consent to the reduction of the term of the Management Agreement; (iii) to increase or consent to the increase of the amount of any charges under the Management Agreement; or (iv) to otherwise materially modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(c) During the continuance of an Event of Default, Borrower shall not, and shall not permit Owner to exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior consent of Lender, which consent may be withheld in Lender’s sole discretion.

5.12 Special Purpose Bankruptcy Remote Entity. Borrower shall at all times be a Special Purpose Entity.

5.13 Intentionally Deleted.

5.14 Change In Business or Operation of Property. Borrower shall not permit Owner to purchase or own any real property other than the Property and shall not enter into any line of business other than the ownership, leasing, improvement and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business or otherwise cease to operate the Property as an office property or terminate such business for any reason whatsoever (other than temporary cessation in connection with renovations to the Property). Borrower shall not purchase or own any property or asset other than the Pledged Collateral and shall not enter into any other line of business other than its ownership of the Pledged Collateral, or make any change in the scope or nature of its business objective, purposes or operations, or undertake or participate in activities other than the continuance of its present business or otherwise cease to own the Pledged Collateral or terminate its business.

5.15 Certain Prohibited Actions. Borrower shall not directly or indirectly do any of the following:

(a) change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender thirty (30) days prior notice.

Borrower shall not change the place of its organization without the consent of Lender, which consent shall not be unreasonably withheld. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization; or

(b) cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business, except where failure to do so would not be reasonably expected to result in a material, adverse effect on Borrower’s financial condition or business operations; or

(c) transfer or permit the Transfer of, any License required for the operation of the Property; or

(d) maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or any Welfare Plan or permit the assets of Borrower to become “plan assets,” whether by operation of law or under regulations promulgated under ERISA; or

(e) vote or agree to issue additional certificates or other evidence of the Pledged Collateral.

5.16 Transfers. Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its general partners, members, any Principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of all interests in the Owners as security for repayment of the Debt and the performance of the obligations contained in the Loan Documents.

(a) Without the prior consent of Lender and except to the extent such consent is not required pursuant to this Section 5.16 neither Borrower nor any Restricted Party shall cause the Owner, (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Individual Property or the Collateral or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party (collectively, a “Transfer”), other than pursuant to the Loan Documents or Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20 of the Senior Loan Agreement.

(b) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Owner agrees to sell an Individual Property or the Collateral or any part thereof for a price to be paid in installments; (ii) an agreement by Owner leasing all or a substantial part of an Individual Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non managing membership interests or the creation or issuance of new non managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than as permitted in accordance with the terms hereof.

(c) Notwithstanding the provisions of this Section, the following transfers shall not be deemed to be a Transfer: (i) the sale or transfer, in one or a series of transactions, of not more than forty nine percent (49%) of the stock in a Restricted Party; provided, however, no such sales or transfers shall result in the change of voting control in the Restricted Party, and as a condition to each such sale or transfer, Lender shall receive not less than thirty (30) days prior notice of such proposed sale or transfer, (ii) the sale or transfer, in one or a series of transactions, of not more than forty nine percent (49%) of the limited partnership interests or non managing membership interests (as the case may be) in a Restricted Party; (iii) the transfer of the limited partnership interests or non-managing membership interests or other equity interests (as the case may be) in a Restricted Party made by devise or descent or by operation of law upon the death of a shareholder, partner, member or other equity holder; (iv) the transfer of the limited partnership interests or non-managing membership interests or other equity interests (as the case may be) in a Restricted Party by operation of law pursuant to federal bankruptcy law, or any similar federal or state law; and (v) the transfer of the limited partnership interests or non-managing membership interests or other equity interests (as the case may be) in a Restricted Party to a family member or a partnership, limited liability company or trust in which all of the beneficial interest is held by one or more family members, provided, however, (a) no such sales or transfers shall result in the change of voting control in the Restricted Party, and as a condition to each such sale or transfer (other than those transfers pursuant to clauses (iii) or (iv)), Lender shall receive not less than thirty (30) days prior notice of such proposed sale or transfer; (b) with regard to a sale or transfer pursuant to clause (v), such sales or transfers are in connection with the Restricted Party’s bona fide estate planning; and (c) no such sales or transfers affects the bankruptcy remote status of Borrower. In addition, at all times, Stephen J. Garchik and Ronald D. Strawn must continue to control SPI, Borrower, and any Affiliated Manager and own, directly or indirectly, at least a 51% direct or indirect interest in SPI, Owner, Borrower, and any Affiliated Manager. As used in this Section 5.16, the term “family member” means the spouse, parents, siblings, children and grandchildren (natural or adopted) of the transferor and any trust established solely for the benefit of such transferor and/or his spouse, parents, siblings, children and grandchildren.

(d) No consent to any assumption of the Loan shall occur on or before the first anniversary of the first Payment Date. Thereafter, Lender shall consent to one (1) assumption of the Loan (“Transfer and Assumption”), provided, however, Lender reserves the right to condition the consent required hereunder upon satisfaction of the following conditions:

(i) if the Senior Loan is outstanding at the time of the Transfer and Assumption, the proposed Transfer and Assumption is being requested and undertaken by Borrower in conjunction with a Transfer and Assumption by Owner under and pursuant to the terms of the Senior Loan Agreement; a Transfer and Assumption hereunder shall not be permitted unless a Transfer and Assumption under the Senior Loan Agreement is completed contemporaneously and the proposed transferee under the Senior Loan is wholly owned by the proposed under the Loan;

(ii) such modifications of the terms hereof, the Note, the Pledge or the other Loan Documents as are reasonably required to effect the assumption of the Loan, provided Lender shall not be permitted to require that any economic and or material terms of the Loan Documents be modified absent the existence of an uncured Event of Default;

(iii) notwithstanding the foregoing, Buyer shall provide Lender with a fully executed copy of either a replacement Pledge of the Pledge Collateral or confirmation of the Pledge entered into on the date hereof by Borrower, fully executed by the proposed transferee and such other similar Loan Documents required by Lender, in form and substance reasonably satisfactory to Lender, simultaneously with the Transfer and Assumption hereunder

(iv) an assumption of this Agreement, the Note, the Pledge and the other Loan Documents as so modified by the proposed transferee, subject to the provisions of Section 10.4 hereof;

(v) payment of all of reasonable out-of-pocket fees and expenses incurred in connection with such Transfer and Assumption including, without limitation, the cost of any third party reports, reasonable legal fees and expenses, Rating Agency fees and expenses or required legal opinions;

(vi) no Event of Default is then continuing;

(vii) Borrower and the proposed transferee execute and cause to be filed in such public records as Lender deems appropriate, without any cost or expense to Lender, new financing statements or financing statement amendments and any additional documents reasonably requested by Lender;

(viii) Borrower causes to be delivered to Lender, without any cost or expense to Lender, such endorsements to Lender’s UCC title policy as Lender may deem necessary at the time of the Transfer and Assumption hereunder, all in form and substance satisfactory to Lender

(ix) the payment of a non refundable $5,000 application fee and an assumption fee equal to one half of a percent (0.5%) of the outstanding principal balance of the Loan;

(x) the delivery of a nonconsolidation opinion reflecting the proposed transfer reasonably satisfactory in form and substance to Lender;

(xi) the proposed transferee’s continued compliance with the representations and covenants set forth in Section 4.24 and Section 5.21 hereof;

(xii) the delivery of evidence reasonably satisfactory to Lender that the single purpose nature and bankruptcy remoteness of Borrower, its shareholders, partners or members, as the case may be, following such transfers are in accordance with the then current standards of Lender and the Rating Agencies;

(xiii) prior to any release of the Guarantor, a substitute guarantor reasonably acceptable to Lender shall have assumed the Guaranty executed by Guarantor or executed a replacement guaranty reasonably satisfactory to Lender;

(xiv) if required by Lender, confirmation in writing from the Rating Agencies to the effect that such transfer will not result in a re-qualification, reduction or withdrawal of the then current rating assigned to the Securities or any class thereof in any applicable Securitization; and

(xv) such other conditions as Lender shall determine in its reasonable discretion to be in the interest of Lender, including, without limitation, the creditworthiness, reputation and qualifications of the transferee with respect to the Loan and the Property.

Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer and Assumption without Lender’s consent.

5.17 Expenses. Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender within five (5) Business Days following written request to Borrower from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (iv) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (v) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vi) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Pledged Collateral, the Properties, or any other security given for the Loan; and (vii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Pledged Collateral or the Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Mezzanine Collection Account.

5.18 Indemnity. Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

(a) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of any consent, approval, waiver or confirmation obtained from such Rating Agency made at the request of Borrower pursuant to the terms and conditions of this Agreement or any other Loan Document and the Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

5.19 Embargoed Person. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, none of the funds or other assets of Borrower, any Principal and Guarantor shall constitute property of, or be are beneficially owned, directly or indirectly, by any Embargoed Person.

5.19.1 OFAC. Borrower, any Principal and Guarantor and each and every Person Affiliated with Borrower, any Principal and/or Guarantor shall at all times during the Loan (i) be in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); (ii) not be a Prohibited Person; (iii) be in full compliance with the requirements of the Patriot Act and all other requirements contained in the rules and regulations of OFAC; (iv) be operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (v) not be owned or controlled by or act for or on behalf of any person who has been determined to be subject to the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower, any Principal or Guarantor (or any of their respective beneficial owners, affiliates or participants) become listed on the Annex or any other list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. It shall be an Event of Default hereunder if Borrower, Guarantor, any Principal or any other party to any Loan Document becomes listed on any list promulgated under the Patriot Act or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

5.20 Anti–Money Laundering. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, none of the funds of Borrower, Principal or any Guarantor, as applicable, that are used to repay the Loan shall be derived from or are the proceeds of any unlawful activity, with the result that the investment in Borrower, Principal or any Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law or may cause any of the Mortgaged Property to be subject to forfeiture or seizure.

5.21 ERISA. Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(a) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.22 Certificates. The Borrower (i) shall cause the Owner to make a notation on its records, which notation shall indicate the security interest granted under the Pledge and (ii) shall deliver to the Lender, concurrently herewith all certificates that evidence the Pledged Collateral.

5.23 Distributions. Commencing on January 1, 2008, no cash distributions received by Owner or Mezzanine Borrower after the application of funds to the payments pursuant to, and in the order of priority set forth in the Cash Management Agreement and the Mezzanine Deposit Account Agreement, shall be made by Owner or Mezzanine Borrower, nor payments on other indebtedness shall be permitted to be made by Owner or Mezzanine Borrower during the Term of the Loan if as of the end of any calendar quarter occurring during the term of the Loan (commencing on January 1, 2008) the Debt Service Coverage Ratio for the Properties for the trailing twelve month period is equal to or less than 1.03:1.00.

5.24 Operations and Maintenance.

Borrower acknowledges that there is currently in effect for each Property that certain Asbestos Operations and Maintenance Program prepared by Building Evaluation Services and Technology dated on or about December 12, 2006 (collectively, the “O&M Plan”). Borrower covenants to comply in all respects with the O&M Plan at all times while the amounts due under the Note or the other Loan Documents remain outstanding.

With respect to the Individual Property located at the Apopka Land Regional Shopping Center, 737 S. Orange Blossom Trail, Apopka, Florida, Borrower is enrolled as of the date hereof (by way of an assignment of the registration by Seller) in, and shall remained enrolled for the Term of the Loan, in that certain Florida Department of Environmental Protection Voluntary Drycleaning Solvent Clean-up Program. Borrower shall provide Lender with evidence of such enrollment, upon Lender’s reasonable request therefore during the term of the Loan (not more often than once per calendar year).

6.	NOTICES AND REPORTING.

6.1 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 6.1):

If to Lender:	AIG Mortgage Capital, LLC
1999 Avenue of the Stars
38th Floor
Los Angeles, California 90067
Attention: Director of Mortgage Finance
Facsimile No.: (310) 772-6584

with a copy to:	Brownstein Hyatt & Farber, P.C.
410 17th Street, 22nd Floor
Denver, Colorado 80202
Attention: Ana Lazo Tenzer
Facsimile No.: (303) 223-1111

If to Borrower:	9001 Congressional Court
Potomac, Maryland 20854
Attention: Stephen J. Garchik
Facsimile No.: (301) 365-9154

with a copy to:	WilmerHale
1875 Pennsylvania Avenue NW
Washington, D.C. 20006
Attention: Steven S. Snider, Esq.
Facsimile No.: (202) 663-6363

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

6.2 Borrower Notices and Deliveries. Borrower shall (a) give prompt written notice to Lender of: (i) any litigation, governmental proceedings or claims or investigations pending or threatened against Borrower, Principal or Owner which might materially adversely affect Borrower, Borrower Representative’s or Owner’s condition (financial or otherwise) or business or the Property or the Pledged Collateral; (ii) any material adverse change in Borrower’s, Borrower Representative’s, or Owner’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge; and (b) furnish and provide to Lender: (i) any Securities and Exchange Commission or other public filings, if any, of Borrower, Principal, Owner, Manager, or any Affiliate of any of the foregoing within two (2) Business Days of such filing and (ii) all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, reasonably requested, from time to time, by Lender. In addition, after request by Lender (but no more frequently than twice in any year), Borrower shall furnish to Lender (x) within ten (10) days, a certificate addressed to Lender, its successors and assigns reaffirming all representations and warranties of Borrower set forth in the Loan Documents as of the date requested by Lender or, to the extent of any changes to any such representations and warranties, so stating such changes, and (y) within thirty (30) days, tenant estoppel certificates addressed to Lender, its successors and assigns from each tenant at the Property in form and substance reasonably satisfactory to Lender.

6.3 Financial Reporting. Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender, it being acknowledged that federal tax accounting principles, consistently applied, are reasonably acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation on an individual basis of the Properties. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Properties, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

6.3.1 Annual Reports. Borrower will furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements prepared (but not audited) by an Acceptable Accounting Firm in accordance with GAAP (or such other accounting basis acceptable to Lender it being acknowledged that federal tax accounting principles, consistently applied, are reasonably acceptable to Lender), covering the Owner and the Properties on a combined basis as well as each Individual Property for such Fiscal Year and containing statements of profit and loss for Borrower, Owner and the Properties and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Properties for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses. Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) a list of tenants, if any, occupying more than twenty (20%) percent of the total floor area of the Improvements, (iii) a breakdown showing the year in which each Lease then in effect expires and the percentage of total floor area of the Improvements and the percentage of base rent with respect to which Leases shall expire in each such year, each such percentage to be expressed on both a per year and cumulative basis, and (iv) a schedule audited by such independent certified public accountant reconciling Net Operating Income to Net Cash Flow (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant and (v) an Officer’s Certificate certifying that each annual financial statement presents fairly the financial condition and the results of operations of Borrower, Owner and the Properties being reported upon and that such financial statements have been prepared in accordance with GAAP and as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

6.3.2 Monthly Reporting. Borrower will furnish, or cause to be furnished, to Lender on or before twenty (20) days after the end of each calendar month the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete in all material respects and fairly present the financial condition and results of the operations of Borrower, the Owner and the Properties on a combined basis as well as each Individual Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject month; (ii) monthly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Fund and the Rollover Reserve Fund), and, upon Lender’s reasonable request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Properties during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of in excess of than the greater or five percent (5%) or $5,000.00 between budgeted and actual amounts for such periods, all in form satisfactory to Lender; and (iii) a Net Cash Flow Schedule. In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 6.3.2 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days.

6.3.3 Annual Budget. For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than sixty (60) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. The Annual Budget shall be subject to Lender’s approval (each such Annual Budget, an “Approved Annual Budget”). In the event that Lender reasonably objects to a proposed Annual Budget submitted by Borrower which requires the approval of Lender hereunder, Lender shall advise Borrower of such objections in writing within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any further reasonable objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget which requires the approval of Lender hereunder, the most recently Approved Annual Budget shall apply; provided, that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses.

(a) In the event that Borrower must incur an extraordinary Operating Expense or Capital Expenditure not set forth in the Approved Annual Budget (each, an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which approval shall not be unreasonably withheld, conditioned or delayed which shall be deemed granted if required immediately for the avoidance or mitigation of material damage to health, human safety or material portions of the Individual Property, if not objected to in writing by Lender within ten (10) days following receipt. Each approved Extraordinary Expense shall constitute an amendment to the Approved Annual Budget, and Borrower shall send Lender such revised Annual Budget at least 5 Business Days prior to the next Payment Date.

(b) Borrower will furnish to Lender within one-hundred and twenty (120) days after June 30th and by December 31st of each calendar year, a certificate by the Guarantors certifying each Guarantor’s compliance with the Net Worth covenant contained in Section 6.1 of the Guaranty, executed by each such Guarantor.

6.3.4 Methods of Reporting. Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Lender agrees that, for the term of the Loan, the form and scope of financial data and financial statements delivered in connection with the closing of the Loan shall be considered acceptable by Lender. Borrower agrees that Lender may disclose information regarding the Properties and Borrower that is provided to Lender pursuant to this Section 6.3.4 in connection with the Securitization to such parties requesting such information in connection with such Securitization.

7.	INSURANCE; CASUALTY; AND CONDEMNATION.

7.1 Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Properties providing at least the following coverages:

(i) comprehensive all risk insurance on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of Ten Thousand and No/100 Dollars ($10,000) for all such insurance coverage; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Individual Property shall at any time constitute legal non-conforming structures or uses. In addition, Borrower shall obtain or cause to be obtained: (x) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require; (y) if the Individual Property is in an area identified by any governmental, engineering or any hazard underwriting agencies as being subject to the peril of earthquake or located in an area with a high degree of seismic activity, with a probable maximum loss (“PML”) exceeding fifteen percent, earthquake insurance equal to fifteen percent (15%) of the Full Replacement Cost with a waiver of depreciation of the Individual Property and (z) coastal windstorm insurance in amounts and in form and substance satisfactory to Lender in the event the Individual Property is located in any coastal region, provided that the insurance pursuant to clauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000) in the aggregate and One Million and No/100 Dollars ($1,000,000) per occurrence (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 8 of the Mortgages to the extent the same is available;

(iii) business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from each Individual Property for a period of twelve (12) months from the date of such Casualty (assuming such Casualty had not occurred) and notwithstanding that the policy may expire at the end of such period. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from each Individual Property for the succeeding twenty-four (24) month period. Notwithstanding anything to the contrary in Section 3.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied at Lender’s sole discretion to (I) the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note or (II) Operating Expenses approved by Lender in its sole discretion; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Individual Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) if an Individual Property includes commercial property, worker’s compensation insurance with respect to any employees of Borrower or any Owner, if and to the extent required by any Governmental Authority or Legal Requirement;

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii) umbrella liability insurance in an amount not less than Fifteen Million and 00/100 Dollars ($15,000,000.00), with a “per location aggregate endorsement”; One Million and 00/100 Dollars ($1,000,000.00) per occurrence, and Two Million and 00/100 Dollars ($2,000,000.00), in the aggregate, on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing those minimum limits per occurrence, including umbrella coverage, set forth on the date hereof in the Insurance Policies delivered to Lender;

(ix) if an Individual Property is or becomes a legal “non-conforming” use, ordinance or law coverage and insurance coverage to compensate for the cost of demolition or rebuilding of the undamaged portion of the Individual Property along with any reduced value and the increased cost of construction in amounts as requested by Lender;

(x) subject to the provisions of Section 7.1(g) below, the commercial property and business income insurance required under Sections 7.1(a)(i) and (iii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 7.1(a)(i) and (iii) above at all times during the term of the Loan; and

(xi) upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Individual Property located in or around the region in which the Individual Property is located.

(b) All insurance provided for in Section 7.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A” or better (and the equivalent thereof) by at least two (2) of the Rating Agencies rating the Securities (one of which shall be S&P if it is rating the Securities and one of which will be Moody’s if it is rating the Securities), or if only one Rating Agency is rating the Securities, then only by such Rating Agency. The Policies described in Section 7.1(a) (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall specifically allocate to the Individual Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 7.1(a).

(d) All Policies provided for or contemplated by Section 7.1(a), except for the Policy referenced in Section 7.1(a)(v), shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) All Policies provided for in Section 7.1 shall contain clauses or endorsements to the effect that:

(i) no act or negligence of any Owner or Borrower, or anyone acting for Borrower or any Owner or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ notice to Lender and any other party named therein as an additional insured;

(iii) the issuers thereof shall give notice to Lender if the Policies have not been renewed fifteen (15) days prior to its expiration; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its reasonable discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgages and shall bear interest at the Default Rate.

(g) Notwithstanding anything herein to the contrary, Borrower shall use commercially reasonable efforts, consistent with those of prudent owners of comparable commercial property in the same geographic area to maintain insurance against acts of terrorism, or an insurance policy without a terrorism exclusion, provided, however, if such terrorism insurance is obtainable from any insurer or the United States of America or any agency or instrumentality thereof and the lack of such insurance in and of itself will result in a downgrade by any rating agency issuing any statistical rating in any Securitization to the then current ratings assigned, or to be assigned, to the Securities or any class thereof, Borrower shall obtain such insurance.

7.2 Casualty. If the Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Individual Property as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 7.4. Borrower shall, or shall cause Owner to pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may, subject to the rights of Senior Lender, participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than Five Hundred Thousand and No/100 Dollars ($500,000.00) or if an Event of Default exists and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

7.3 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may, subject to the rights of Senior Lender under the Senior Loan Agreement, participate in any such proceedings if the anticipated Award is reasonably expected to exceed $100,000 or if an Event of Default exists, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, or shall cause Owner, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall, or shall cause Owner to promptly commence and diligently prosecute the Restoration of the applicable Individual Property and otherwise comply with the provisions of Section 7.4. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

7.4 Notice; Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:

7.4.1 If the Net Proceeds shall be less than or equal to Fifty Thousand and 00/100 Dollars ($50,000.00), and the cost of completing the restoration shall be less than or equal to Fifty Thousand and 00/100 Dollars ($50,000.00), the Net Proceeds will be disbursed by Senior Lender to Owner upon receipt, provided that no Event of Default has occurred and is continuing and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement; (ii) If the Net Proceeds shall be more than Fifty Thousand dollars ($50,000.00) but less than Five Hundred Thousand Dollars ($500,000.00) and the costs of completing Restoration shall be more than Fifty Thousand Dollars ($50,000.00) but less than Five Hundred Thousand Dollars ($500,000.00), the Net Proceeds will be disbursed by Senior Lender to Owner upon receipt, provided that all of the conditions set forth in Section 7.4.2(i) are met and Owner or Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

7.4.2 If the Net Proceeds are equal to or greater than Five Hundred Thousand Dollars ($500,000.00) or the costs of completing the Restoration is equal to or greater than Five Hundred Thousand Dollars ($500,000.00), the Net Proceeds will be held by Senior Lender and Senior Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.4. The term “Net Proceeds” for purposes of this Section 7.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 7.1 (a)(i), (iv), (vi), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Owner for Restoration provided that each the following conditions are met to Lender’s reasonable satisfaction: (i) no Event of Default shall have occurred and be continuing; and (ii) each of the requirements for application of the Net Proceeds for Restoration as more specifically set forth in the Senior Loan Agreement shall be satisfied.

7.4.3 Lender may direct Senior Lender to remit all Net Proceeds not required (i) to be made available for the Restoration or (ii) otherwise to be returned to Borrower as excess Net Proceeds pursuant to the Senior Loan Agreement, to be deposited with Lender and applied by Lender in accordance with Section 2.3.2 hereof toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.

7.4.4 In the event of foreclosure of the Mortgage with respect to the Individual Property, or other transfer of title to the Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

8.	DEFAULTS.

8.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if any Monthly Debt Service Payment Amount or the payment of principal and interest due on the Maturity Date is not paid when due;

(ii) if any of the Taxes or Other Charges are not paid when the same are due and payable unless duly contested in accordance with the provisions of this Agreement, or unless sufficient funds for payment of such amount is available in the Tax and Insurance Escrow Fund;

(iii) if the Loan is prepaid other than as provided in Section 2.3.2 without Lender’s written consent;

(iv) if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender within five (5) Business Days following written request to Borrower;

(v) the Senior Loan is prepaid other than in accordance with the terms and provisions of the Senior Loan Documents and Section 2.3 hereof;

(vi) an “Event of Default” as defined in the Senior Loan Documents occurs, or any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate or permit Senior Lender to accelerate the maturity of any portion of the Senior Loan;

(vii) a Transfer other than a Permitted Transfer occurs;

(viii) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(ix) if Owner, Borrower, any Principal or any Guarantor shall make an assignment for the benefit of creditors;

(x) if a receiver, liquidator or trustee shall be appointed for Borrower, Owner, any Principal or Guarantor, or if Borrower, Owner, any Principal or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Owner, any Principal or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Owner, any Principal or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Owner, any Principal or Guarantor, upon the same not being discharged, stayed or dismissed within one hundred twenty (120) days;

(xi) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(xii) if Borrower breaches any of its respective covenants contained in Section 5.12, Section 5.14, Section 5.15, Section 5.16, Section 4.24, or Section 6.3, hereof;

(xiii) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement and grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice and the expiration of such grace period;

(xiv) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in the Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xv) if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to then terminate or cancel the Management Agreement (or any Replacement Management Agreement);

(xvi) if Borrower fails to comply with the covenants as to Prescribed Laws set forth in Section 5.1 hereof for ten (10) days after Borrower first becomes aware of any such failure;

(xvii) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xv) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred twenty (120) days; or

(xviii) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or any Individual Property, provided, if no grace period is provided in such Loan Document, then no Event of Default shall exist unless such default shall remain uncured for ten (10) days after notice to Borrower from Lender, in the case of any default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other default; provided, however, that if such non monetary default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such default, such additional period not to exceed one hundred twenty (120) days.

During the existence of an Event of Default (other than an Event of Default described in clauses (ix), (x) or (xi) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or any Individual Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (ix), (x) or (xi) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

8.2	Remedies.

8.2.1 Acceleration. Upon the occurrence of an Event of Default (other than an Event of Default described in paragraph (viii) or (ix) of Section 8.1(a)) and at any time and from time to time thereafter, in addition to any other rights or remedies available to it pursuant to the Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Pledged Collateral; including declaring the Debt to be immediately due and payable (including unpaid interest), Default Rate interest, Late Payment Charges, Yield Maintenance Premium, and any other amounts owing by Borrower), without notice or demand; and upon any Event of Default described in paragraph (viii) or (ix) of Section 8.1(a), the Debt (including unpaid interest, Default Rate interest, Late Payment Charges, Yield Maintenance Premium and any other amounts owing by Borrower) shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained in any Loan Document to the contrary notwithstanding.

8.2.2 UCC Remedies. Following the occurrence of an Event of Default, in addition to any other rights or remedies available to it pursuant to the Loan Documents, Lender shall have all rights and remedies available at law or in equity, including, without limitation, (i) all rights and remedies available under the UCC and (ii) the Lender shall have the right to require that any cash payable with respect to the Pledged Collateral (whether as a distribution of new cash flow, upon redemption or otherwise) be paid to the Lender, as additional collateral security for the Loan; otherwise such payments may be received and retained by the Borrower.

8.2.3 Remedies Cumulative. Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under the Loan Documents or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared, or be automatically, due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in the Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, (i) to the extent permitted by applicable law, Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral, the Pledge and other Security Documents has been foreclosed, the Collateral has been sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full. To the extent permitted by applicable law, nothing contained in any Loan Document shall be construed as requiring Lender to resort to any portion of the Collateral for the satisfaction of any of the Debt in preference or priority to any other portion, and Lender may seek satisfaction out of the entire Property or any part thereof, in its discretion.

8.2.4 Severance. Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, pledge and security agreements and other security documents (and, in connection therewith, to bifurcate the collateral that secures such notes) in such denominations and priorities of payment and liens as Lender shall determine in its discretion for purposes of evidencing and enforcing its rights and remedies (the “Severed Loan Documents”). Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such severance, Borrower ratifying all that such attorney shall do by virtue thereof, provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Except as may be required in connection with a securitization pursuant to Section 10.1 hereof, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

8.2.5 Delay. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default, or the granting of any indulgence or compromise by Lender shall impair any such remedy, right or power hereunder or be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim in connection with the foreclosure on any portion of the Collateral to the extent necessary to foreclose on all or less than all of any portion of the Collateral.

8.2.6 Lender’s Right to Perform. If Borrower fails to (or fails to cause Owner to) perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Debt (and to the extent permitted under applicable laws, secured by the Mortgage and other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.

9.	SENIOR LOAN.

9.1 Compliance with Senior Loan Documents. Borrower shall cause Owner to timely: (a) pay all principal, interest and other sums required to be paid by Owner under and pursuant to the provisions of the Senior Loan Documents; (b) diligently perform and observe all of the terms, covenants and conditions of the Senior Loan Documents on the part of Owner to be performed and observed, unless such performance or observance shall be waived in writing by Senior Lender; (c) promptly notify Lender of the giving of any notice by Senior Lender to Owner or Borrower of any default by Owner in the performance or observance of any of the terms, covenants or conditions of the Senior Loan Documents on the part of Owner to be performed or observed and deliver to Lender a true copy of each such notice; (d) deliver a true, correct and complete copy of all notices, demands, requests or material correspondence (including electronically transmitted items) given or received by Owner or Guarantor to or from the Senior Lender or its agent; and (e) not enter into or be bound by any Senior Loan Documents or agree to any modifications of any existing Senior Loan Documents that are not approved by Lender. Without limiting the foregoing, Borrower shall cause Owner to timely fund all reserves required to be funded pursuant to the Senior Loan Documents. In the event of a refinancing of the Senior Loan permitted by the terms of this Agreement, Borrower will cause all reserves on deposit with Senior Lender to be utilized by Owner to reduce the amount due and payable to the Senior Lender or alternatively shall be remitted to Lender as a mandatory prepayment of the Loan.

9.2 Senior Loan Defaults.

(a) Without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, if there shall occur any default under the Senior Loan Documents, Borrower hereby expressly agrees that Lender shall have the immediate right, without prior notice to Borrower, but shall be under no obligation: (x) to pay all or any part of the Senior Loan and any other sums that are then due and payable, and to perform any act or take any action on behalf of Borrower and/or Owner as may be appropriate, to cause all of the terms, covenants and conditions of the Senior Loan Documents on the part of Owner to be performed or observed thereunder to be promptly performed or observed; and (y) to pay any other amounts and take any other action as Lender, in its sole and absolute discretion, shall deem advisable to protect or preserve the rights and interests of Lender in the Loan and/or the Collateral. All sums so paid and the costs and expenses incurred by Lender in exercising rights under this Section 9.2 (including attorneys’ fees) (i) shall be payable upon demand by Borrower, (ii) shall bear interest at the Default Rate for the period from the date that such costs or expenses were incurred to the date of payment to Lender, (iii) shall constitute a portion of the Debt, and (iv) shall be secured by the Pledge.

(b) Borrower hereby indemnifies Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including attorneys’ and other professional fees, whether or not suit is brought, and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Lender as a result of any action taken under Section 9.2 hereof. Lender shall have no obligation to Borrower, Principal, Owner or any other party to make any such payment or performance. Borrower shall not impede, interfere with, hinder or delay, and shall not permit Owner to impede, interfere with, hinder or delay, any effort or action on the part of Lender to cure any default or asserted default under the Senior Loan, or to otherwise protect or preserve Lender’s interests in the Loan and the Collateral following a default or asserted default under the Senior Loan.

(c) Any default or breach by Owner under the Senior Loan Documents which is not cured prior to the expiration of any applicable grace, notice or cure period afforded to Owner under the Senior Loan Documents shall constitute an Event of Default, without regard to any subsequent payment or performance of any such obligations by Lender. Borrower hereby grants Lender and any person designated by Lender the right to enter upon the Property at any time following the occurrence and during the continuance of any default for the purpose of taking any such action or to appear in, defend or bring any action or proceeding to protect Borrower’s, Owner’s and/or Lender’s interest. Lender may take such action as Lender deems reasonably necessary or desirable to carry out the intents and purposes of this subsection (including communicating with Senior Lender with respect to any Senior Loan defaults), without prior notice to, or consent from, Borrower. Lender shall have no obligation to complete any cure or attempted cure undertaken or commenced by Lender.

(d) If Lender shall receive a copy of any notice of a default or an event of default under the Senior Loan Documents sent by Senior Lender to Owner, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. As a material inducement to Lender’s making the Loan, Borrower hereby absolutely and unconditionally releases and waives all claims against Lender arising out of Lender’s exercise of its rights and remedies provided in this Section 9.2, except for Lender’s gross negligence or willful misconduct as finally judicially determined by a court of competent jurisdiction. In the event that Lender makes any payment in respect of the Senior Loan, Lender shall be subrogated to all of the rights of Senior Lender under the Senior Loan Documents against the Property, in addition to all other rights it may have under the Loan Documents.

9.3 Senior Loan Estoppels. Borrower shall (or shall cause Owner to), from time to time, obtain from Senior Lender such certificates of estoppel with respect to compliance by Owner with the terms of the Senior Loan Documents as may be reasonably requested by Lender. In the event or to the extent that Senior Lender is not legally obligated to deliver such certificates of estoppel and is unwilling to deliver the same, then Borrower shall not be in breach of this provision so long as Borrower furnishes to Lender an estoppel executed by Borrower and Owner expressly representing to Lender the information requested by Lender regarding compliance by Owner with the terms of the Senior Loan Documents. Borrower hereby indemnifies Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including attorneys’ and other professional fees, whether or not suit is brought, and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Lender based in whole or in part upon any fact, event, condition, or circumstances relating to the Senior Loan which was misrepresented in, or which warrants disclosure and was omitted from such estoppel executed by Borrower and Owner.

9.4 No Amendments to Senior Loan Documents. Without obtaining the prior written consent of Lender, Borrower shall not cause or permit Owner to (i) enter into any amendment or modification of any of the Senior Loan Documents, (ii) grant to Senior Lender any consent or waiver or (iii) exercise any remedy available to Owner under the Senior Loan Documents or any right or election under the Senior Loan Documents. Borrower shall cause Owner to provide Lender with a copy of any amendment or modification to the Senior Loan Documents within five days after the execution thereof.

9.5 Acquisition of the Senior Loan. Neither Borrower, Principal, Owner or any Affiliate of any of them shall acquire or agree to acquire the Senior Loan, or any portion thereof or any interest therein, or any direct or indirect ownership interest in the holder of the Senior Loan, via purchase, transfer, exchange or otherwise, and any breach or attempted breach of this provision shall constitute an Event of Default hereunder. If, solely by operation of applicable subrogation law, Borrower or Owner or any Affiliate of any of them shall have failed to comply with the foregoing, then Borrower: (i) shall immediately notify Lender of such failure; (ii) shall cause any and all such prohibited parties acquiring any interest in the Senior Loan Documents: (A) not to enforce the Senior Loan Documents; and (B) upon the request of Lender, to the extent any of such prohibited parties has or have the power or authority to do so, to promptly: (1) cancel the promissory note evidencing the Senior Loan, (2) reconvey and release the lien securing the Senior Loan and any other collateral under the Senior Loan Documents, and (3) discontinue and terminate any enforcement proceeding(s) under the Senior Loan Documents.

9.6 Deed in Lieu of Foreclosure. Without the express prior written consent of Lender, Borrower shall not, and Borrower shall not cause, suffer or permit Owner to, enter into any deed-in-lieu or consensual foreclosure with or for the benefit of Senior Lender or any of its affiliates. Without the express prior written consent of Lender, Borrower shall not, and Borrower shall not cause, suffer or permit Owner to, enter into any consensual sale or other transaction in connection with the Senior Loan which could diminish, modify, terminate, impair or otherwise adversely affect the interests of Lender or Borrower, the Collateral or any portion thereof or any interest therein or of Owner in the Property or portion thereof or any interest therein.

9.7 Refinancing or Prepayment of the Senior Loan. Except as permitted under Section 2.3.2 and except for scheduled amortization payments under the Senior Loan Documents, neither Borrower, nor Principal, nor Owner shall make any partial or full prepayments of amounts owing under the Senior Loan or refinance the Senior Loan without the prior written consent of Lender.

9.8 Intercreditor Agreement. Borrower hereby acknowledges and agrees that any intercreditor agreement entered into between Lender and Senior Lender will be solely for the benefit of Lender and Senior Lender, and that Borrower and Owner shall not be intended third–party beneficiaries of any of the provisions thereof, shall have no rights thereunder and shall not be entitled to rely on any of the provisions contained therein. Lender and Senior Lender shall have no obligation to disclose to Borrower the contents of the intercreditor agreement. Borrower’s obligations hereunder are and will be independent of such intercreditor agreement and shall remain unmodified by the terms and provisions thereof.

10.	SECONDARY MARKET PROVISIONS.

10.1 Sale of Notes and Securitization. Borrower acknowledges and agrees that the Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single or multi class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization including, without limitation, to:

(a) provide additional and/or updated Provided Information, together with appropriate verification and/or consents related to the Provided Information through opinions of counsel of independent attorneys reasonably acceptable to Lender and the Rating Agencies;

(b) work with, and if requested, supervise, third party service providers engaged by Borrower, the Principal and their respective affiliates to obtain, collect, and deliver information requested or required by Lender or the Rating Agencies;

(c) deliver (i) updated opinions of counsel as to non consolidation, due execution and enforceability with respect to the Pledged Collateral, the Property, Borrower, Owner, the Principal and their respective Affiliates and the Loan Documents, and (ii) revised organizational documents for Borrower, which counsel opinions and organizational documents shall be reasonably satisfactory to Lender and the Rating Agencies;

(d) if required by any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Property, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender and the Rating Agencies;

(e) make such representations and warranties as of the closing date of the Securitization with respect to the Pledged Collateral, the Property, Borrower, Owner, the Principal and the Loan Documents as may be reasonably requested by Lender or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, provided that the scope and nature of such representations and warranties shall not materially exceed or otherwise vary from the representations and warranties made in the Loan Documents;

(f) execute such amendments to the Loan Documents as may be requested by Lender or the Rating Agencies to effect the Securitization and/or deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan (and such new notes or modified note shall have the same initial weighted average coupon of the original note, but such new notes or modified note may change the interest rate and amortization of the Loan) and modify the Cash Management Agreement with respect to the newly created components, such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan (provided, however, that Borrower shall not be required to enter into any modification of any Loan Document that varies any economic term or other material term thereof);

(g) if requested by Lender, review any information regarding to the Pledged Collateral, the Property, Borrower, Owner, the Principal and their respective Affiliates, the Manager and the Loan which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any affiliate thereof; and

(h) supply to Lender such documentation, financial statements and reports requested by Lender in form and substance required in order to comply with any applicable securities laws.

All reasonable third party costs and expenses incurred by Borrower in excess of $50,000 (excluding internal costs) in connection with Borrower’s complying with requests made under this Section 10.1 shall be paid by Lender.

10.2 Securitization Indemnification. (a) Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is reasonably required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (i) certifying that (A) the Indemnifying Persons have carefully examined those portions of the Disclosure Documents pertaining to Borrower, Guarantor, the Properties or the Loan, including, without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Pledged Collateral,” “Description of the Mortgages,” “Description of the Mortgage Loans and Mortgaged Property,” “The Manager,” “The Borrower” “The Owner” and “Certain Legal Aspects of the Loan,” but only to the extent the same pertain to Borrower, Owner Guarantor, the Pledged Collateral, the Properties or the Loan and (B) such sections and such other information in the Disclosure Documents (to the extent such information relates to or includes any Provided Information or any information regarding the Pledged Collateral, the Properties, Borrower, Owner, Manager and/or the Loan)

(collectively with the Provided Information, the “Covered Disclosure Information”) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) jointly and severally indemnifying Lender, Lender (whether or not it is the Lender), any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co underwriters, co placement agents or co initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including, without limitation, legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”)) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact regarding Borrower, Owner, Guarantor, the Properties or the Loan required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (iii) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not an indemnification agreement described in clause (i) above is provided. No Indemnifying Party shall have any liability for any Liabilities arising from the gross negligence or misconduct of any Indemnified Person.

(c) In connection with Exchange Act Filings, the Indemnifying Persons jointly and severally agree to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact regarding Borrower, Owner, Guarantor, the Properties or the Loan required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities. No Indemnifying Party shall have any liability for any Liabilities arising from the gross negligence or misconduct of any Indemnified Person.

(d) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action regarding which indemnification is required under this Section 10.2, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 10.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 10.2. If any claim or action regarding which indemnification is required under this Section 10.2 shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(e) Without the prior consent of Lender (which consent shall not be unreasonably withheld), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given Lender reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld).

(f) The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 10.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 10.2.

(g) The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 10.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(h) Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

10.3 Intentionally Omitted.

10.4 Exculpation. Subject to the qualifications of this Section 10.4 below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgages or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, any Principal, Manager or any direct or indirect member, partner, shareholder, any Principal officer, director or employee, disclosed or undisclosed, of the Borrower, any Principal or Manager (the “Exculpated Parties”) except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Pledge, and the other Loan Documents, or in the Pledged Collateral, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Pledged Collateral, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgages and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower or any of the other Exculpated Parties in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Pledge or the other Loan Documents. The provisions of this Section 10.4 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under any of the Pledge; (c) affect the validity or enforceability of the Guaranty, the Environmental Indemnity or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of any of the Loan Documents; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower to the extent necessary to (i) preserve or enforce its rights and remedies against any Property or (ii) obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under the terms of this Agreement or the Mortgages; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including reasonable attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):

(i) the misapplication or misappropriation of Rents in violation of the provisions of the Loan Documents;

(ii) the misapplication or misappropriation of Insurance Proceeds or any Award in violation of the provisions of the Loan Documents;

(iii) Borrower’s or Owner’s failure to return or to reimburse Lender for all Personal Property taken from the Property by or on behalf of Borrower or Owner and not replaced with Personal Property of the same utility and of the same or greater value;

(iv) any act of actual waste or arson of the Property by Owner, Borrower, any principal, affiliate, general partner or member thereof or by any Guarantor;

(v) any fees or commissions paid by Owner or Borrower to any principal, affiliate, general partner or member of Owner or Borrower, or any Guarantor in violation of the terms of this Agreement or the other Loan Documents;

(vi) any fraud or material misrepresentation by Borrower, its respective general partners, if any, its respective members, if any, its principals, its affiliates, or its employees or by any Guarantor in connection with the Loan;

(vii) any willful misconduct in connection with the Loan by Owner, Borrower, Guarantor or any entity Controlled by Guarantor;

(viii) any breach or default under Section 4.24 of this Agreement; or

(ix) any breach or default under Section 5.2.10 of the Senior Loan Agreement by DRM Partners LLC.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgages or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event (each a “Springing Recourse Event”): (i) the Property or any part thereof becomes an asset in a voluntary bankruptcy or voluntary insolvency proceeding initiated by Borrower, Guarantor or any Person holding a direct or indirect equity interest in Borrower, or (ii) any breach or default under Section 5.2.10 of the Senior Loan Agreement, other than a breach or default arising from any transfer of all or any portion of DRM Partners, LLC’s direct or interest in the Borrower or any transfer of all or any portion of any direct or indirect interest in DRM Partners, LLC.

10.5 Matters Concerning Manager. If (i) at any time, the Debt Service Coverage Ratio for the Properties for the immediately preceding twelve (12) month period is less than 1.10 to 1.0, (ii) an Event of Default occurs and is continuing, (iii) the Manager shall become bankrupt or insolvent or (iv) a material default occurs under the Management Agreement beyond any applicable grace and cure periods, Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a manager approved by Lender on terms and conditions satisfactory to Lender, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates.

10.6 Servicer. At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set up fees or any other initial costs relating to or arising under the Servicing Agreement; provided, however, that Borrower shall not be responsible for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement.

11.	MISCELLANEOUS.

11.1 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders who will not be paid from the proceeds of the Loan at closing. Borrower shall indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses (including attorneys’ fees, whether incurred in connection with enforcing this indemnity or defending claims of third parties) of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 11.1 shall survive the expiration and termination of this Agreement and the repayment of the Debt. Borrower, Principal, and any sponsor of Borrower acknowledge and agree that Lender and any of Lender’s agents or correspondents, reserve the right, in their sole and absolute discretion, to provide additional compensation to any broker, correspondent or originator of the Loan. Borrower and Lender acknowledge that Dean Cederquist served as a broker in connection with this transaction and that Lender is solely responsible for all fees and commissions due Mr. Cederquist in connection with the Loan.

11.2 Retention of Servicer. Lender reserves the right to retain the Servicer and any special servicer to act as its agent(s) hereunder with such powers as are specifically delegated to the Servicer and any special servicer by Lender, whether pursuant to the terms of this Agreement, any pooling and servicing agreement or similar agreement entered into as a result of a Securitization, or otherwise, together with such other powers as are reasonably incidental thereto. Borrower shall pay any reasonable fees and expenses of the Servicer and any special servicer in connection with a release of any portion of the Collateral, assumption or modification of the Loan, enforcement of the Loan Documents or workout or restructure or any other action taken by Servicer or any special servicer hereunder on behalf of Lender.

11.3 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as any of the Debt is unpaid or such longer period if expressly set forth in this Agreement. All Borrower’s covenants and agreements in this Agreement shall inure to the benefit of the respective legal representatives, successors and assigns of Lender.

11.4 Lender’s Discretion. Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right given to it to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender’s discretion, the decision of Lender to approve or disapprove, to consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Lender’s discretion shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from delaying or conditioning such consent or approval.

11.5 Governing Law.

(A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE BORROWERS ARE LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND LENDER EACH HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5 1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5 1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Corporation Service Company

80 State Street

Albany, NY 12207-2543

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

11.6 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under the Loan Documents, or to declare an Event of Default for failure to effect prompt payment of any such other amount.

11.7 Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER AND BORROWER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY.

11.8 Headings/Exhibits. The Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Exhibits attached hereto, are hereby incorporated by reference as a part of the Agreement with the same force and effect as if set forth in the body hereof.

11.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.10 Preferences. Upon the occurrence and continuance of an Event of Default, Lender shall have the continuing and exclusive right to apply or reverse and reapply (or having so applied, to reverse and reapply) any and all payments by Borrower to any portion of the Debt. To the extent Borrower makes a payment to Lender, or Lender receives proceeds of any collateral, which is in whole or in part subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Debt or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender. This provision shall survive the expiration or termination of this Agreement and the repayment of the Debt.

11.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or any other Loan Document specifically and expressly requires the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which no Loan Document specifically and expressly requires the giving of notice by Lender to Borrower.

11.12 Remedies of Borrower. If a claim or adjudication is made that Lender or any of its agents, including Servicer, has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Lender or any such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents, including Servicer, shall be liable for any monetary damages, and Borrower’s sole remedy shall be to commence an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Borrower specifically waives any claim against Lender and its agents, including Servicer, with respect to actions taken by Lender or its agents on Borrower’s behalf.

11.13 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

11.14 Offsets, Counterclaims and Defenses. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents, including Servicer, or otherwise offset any obligations to make payments required under the Loan Documents. Any assignee of Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which Borrower may otherwise have against any assignor of such documents, and no such offset, counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents, and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

11.15 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public, which refers to the Loan Documents, the Loan, Lender, a Loan purchaser, the Servicer or the trustee in a Securitization, shall be subject to the prior written approval of Lender. Lender shall have the right to issue any of the foregoing without Borrower’s approval.

11.16 No Usury. Borrower and Lender intend at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under state law) and that this Section 11.16 shall control every other agreement in the Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the Debt, or if Lender’s exercise of the option to accelerate the maturity of the Loan or any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower’s and Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited against the unpaid Principal and all other Debt (or, if the Debt has been or would thereby be paid in full, refunded to Borrower), and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained in any Loan Document, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

11.17 Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that each is represented by separate counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted them.

11.18 No Third Party Beneficiaries. The Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in any Loan Document shall be deemed to confer upon anyone other than the Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

11.19 Intentionally Deleted.

11.20 Assignment. The Loan, the Note, the Loan Documents and/or Lender’s rights, title, obligations and interests therein may be assigned by Lender and any of its successors and assigns to any Person at any time in its discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise. Upon such assignment, all references to Lender in this Loan Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender. Borrower may not assign its rights, title, interests or obligations under this Loan Agreement or under any of the Loan Documents.

11.21 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

11.22 Contribution.

(a) Each Individual Borrower will benefit, directly and indirectly, from each Individual Borrower’s obligation to pay the Debt and perform its obligations under the Loan Documents. In consideration therefor, each Individual Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section 11.22 to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of the Individual Borrowers in the event any payment is made by any Individual Borrower hereunder to Lender (any such payment, a “Contribution,” including any exercise of recourse by Lender against any Individual Property (or any portion thereof) of an

Individual Borrower and application of proceeds of such Individual Property (or any portion thereof) in satisfaction of such Individual Borrower’s obligations to Lender under the Loan Documents).

(b) Each Individual Borrower shall be liable hereunder with respect to the Debt only for such total maximum amount (if any) that would not render its Debt hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any State law.

(c) In order to provide for a fair and equitable contribution among Individual Borrowers in the event that any Contribution is made by an Individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from the other Individual Borrower for all payments, damages and expenses incurred by such Funding Borrower in discharging any of the Debt, in the manner and to the extent set forth in this Section.

(d) The other Individual Borrower shall be liable to the Funding Borrower in an amount equal to the greater of (i) (A) the ratio of the Benefited Amount (as defined below) of such Individual Borrower to the total amount of Debt, multiplied by (B) the amount of Debt paid by such Funding Borrower, and (ii) ninety-five percent (95%) of the excess of (A) the fair saleable value of the Individual Property owned the Owner in which such Individual Borrower holds the equitable interest in such Owner over (B) the total liabilities of such Individual Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by the Funding Borrower is deemed made for purposes hereof. For purposes hereof, the “Benefited Amount” of any Individual Borrower as of any date of determination shall be the net value of the benefits to such Individual Borrower and its Affiliates from extensions of credit made by Lender to (1) such Individual Borrower and (2) the other Individual Borrowers hereunder and the other Loan Document to the extent such other Individual Borrowers or the Owners in which they hold an equitable interest have guaranteed or mortgaged their respective Individual Properties to secure the obligations of such Individual Borrower to Lender.

(e) If at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Individual Borrowers shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Individual Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. If at any time any Individual Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section 11.22, such Individual Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Individual Borrowers in accordance with the provisions of this Section.

(f) Each Individual Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of such Individual Borrower to which such Reimbursement Contribution is owing.

(g) No Reimbursement Contribution payments payable by an Individual Borrower pursuant to the terms of this Section 11.22 shall be paid until all amounts then due and payable by all of Individual Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full. Nothing contained in this Section 11.22 shall limit or affect the Debt of any Individual Borrower to Lender under the Note or any other Loan Documents.

(h) Each Individual Borrower waives:

(i) any right to require Lender to proceed against any other Individual Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against such Individual Borrower;

(ii) any defense or rights based upon or arising out of: (A) any legal disability or other defense of any other Individual Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Individual Borrower or any guarantor from any cause other than full payment of all sums payable under the Note and the other Loan Documents; (B) any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Individual Borrower or any principal of any other Individual Borrower or any defect in the formation of any other Individual Borrower or any principal of any other Individual Borrower; (C) any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal; (D) any failure by Lender to obtain collateral for the Debt or failure by Lender to perfect a lien on any Individual Property (or any portion thereof); (E) presentment, demand, protest and notice of any kind; (F) any failure of Lender to give notice of sale or other disposition of any Individual Property (or any portion thereof) to any other Individual Borrower or to any other Person or any defect in any notice that may be given in connection with any such sale or disposition; (G) any failure of Lender to comply with applicable laws in connection with the sale or other disposition of any Pledged Collateral (or any portion thereof), including any failure of Lender to conduct a commercially reasonable sale or other disposition of any Individual Property (or any portion thereof); (H) any use of cash collateral under Section 363 of the Bankruptcy Code; (I) any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding; (J) any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code; (K) the avoidance of any security interest in favor of Lender for any reason; (L) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents; (M) such Individual Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the Pledge to be satisfied by any payment from any other Individual Borrower or any such party; or (N) an election of remedies by Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed such Individual Borrower’s rights of subrogation and reimbursement against any other Individual Borrower;

(iii) all rights and defenses that such Individual Borrower may have because any of the Debt is secured by personal property. This means, among other things: (A) Lender may collect from such Individual Borrower without first foreclosing on any real or personal property collateral pledged by any other Individual Borrower; (B) if Lender forecloses on any personal property collateral pledged by any other Individual Borrower, (1) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) Lender may collect from such Individual Borrower even if any other Individual Borrower, by foreclosing on the personal property collateral, has destroyed any right such Individual Borrower may have to collect from any other Individual Borrower. This is an unconditional and irrevocable waiver of any rights and defenses such Individual Borrower may have because any of the Debt is secured by personal property; and

(iv) except as may be expressly and specifically permitted herein, any claim or other right which such Individual Borrower might now have or hereafter acquire against any other Individual Borrower or any other person that arises from the existence or performance of any obligations under the Note or the other Loan Documents, including any of the following: (A) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (B) any right to participate in any claim or remedy of Lender against any other Individual Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

WESTMARKET ASSOCIATES 2006 MB LLC,
a Delaware limited liability company

By:	/s/ Ronald D. Strawn
Name:	Ronald D. Strawn
Title:	Vice President

LITTLE RIVER ASSOCIATES 2006 MB LLC,
a Delaware limited liability company

By:	/s/ Ronald D. Strawn
Name:	Ronald D. Strawn
Title:	Vice President

CLINTON ASSOCIATES 2006 MB LLC,
a Delaware limited liability company

By:	/s/ Ronald D. Strawn
Name:	Ronald D. Strawn
Title:	Vice President

NEWMARKET ASSOCIATES 2006 MB LLC,
a Delaware limited liability company

By:	/s/ Ronald D. Strawn
Name:	Ronald D. Strawn
Title:	Vice President

APOPKA ASSOCIATES 2006 MB LLC,
a Delaware limited liability company

By:	/s/ Ronald D. Strawn
Name:	Ronald D. Strawn
Title:	Vice President

WESTGATE ASSOCIATES 2006 MB LLC,
a Delaware limited liability company

By:	/s/ Ronald D. Strawn
Name:	Ronald D. Strawn
Title:	Vice President

AIG MORTGAGE CAPITAL, LLC
a Delaware limited liability company

By:	/s/ Authorized Signatory
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